   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 26, 1995


                                                       REGISTRATION NO. 33-63451
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          TENET HEALTHCARE CORPORATION
             (Exact name of registrant as specified in its charter)

                NEVADA                                 95-2557091
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

                              2700 COLORADO AVENUE
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 998-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              SCOTT M. BROWN, ESQ.
                             SENIOR VICE PRESIDENT,
                         SECRETARY AND GENERAL COUNSEL
                          TENET HEALTHCARE CORPORATION
                              2700 COLORADO AVENUE
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 998-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                        Copies of all communications to:

        BRIAN J. MCCARTHY, ESQ.              RICHARD D. TRUESDELL, JR., ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM             DAVIS POLK & WARDWELL
  300 SOUTH GRAND AVENUE, SUITE 3400              450 LEXINGTON AVENUE
     LOS ANGELES, CALIFORNIA 90071              NEW YORK, NEW YORK 10017
            (213) 687-5000                           (212) 450-4000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                 SUBJECT TO COMPLETION, DATED DECEMBER 26, 1995



PROSPECTUS
                  , 1996


                                     [LOGO]

                          TENET HEALTHCARE CORPORATION
                                  $350,000,000
                    % EXCHANGEABLE SUBORDINATED NOTES DUE 2005
                   EXCHANGEABLE FOR SHARES OF COMMON STOCK OF
                                  VENCOR, INC.
                                 --------------


    The Exchangeable Subordinated Notes (the "Notes") to be issued by Tenet Healthcare Corporation, a Nevada corporation ("Tenet" or the "Company"), will be exchangeable at the option of the holder for shares of common stock, $.25 par value, of Vencor, Inc. (the "Vencor Common Stock") owned by the Company, at any time on or after November 6, 1997 and prior to maturity, unless previously redeemed, at an exchange rate (the "Exchange Rate") of shares per $1,000 principal amount of Notes (equivalent to an exchange price of $ per share), subject to adjustment in certain events and subject to the Company's right to pay an amount in cash equal to the Market Price (as defined herein) of the shares of Vencor Common Stock for which such Notes are exchangeable in lieu of delivery of such shares. The Notes will be exchangeable prior to November 6, 1997 only in the event of a merger, consolidation or liquidation of Vencor, Inc. pursuant to which the shares of Vencor Common Stock held by the Escrow Agent (as defined herein) are converted into or exchanged for cash or other securities registered under the Securities Act of 1933. Interest on the Notes is payable
semiannually  on           and           of each year, commencing on           ,
1996. On December 20, 1995, the last reported sale price for Vencor Common Stock on the New York Stock Exchange (where it trades under the symbol "VC") was $32.625 per share. The Notes have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "THC D 05."


    The  Notes will  be redeemable, in  whole or in  part, at the  option of the
Company, at any time on or after           , 1998, at the redemption prices  set
forth herein, plus accrued and unpaid interest, if any, to the date of redemption.


    The Notes are unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior and Senior Subordinated Debt (as defined herein) of the Company. The indenture governing the Notes will not restrict the incurrence of Senior and Senior Subordinated Debt or other indebtedness by the Company or its subsidiaries. As of October 31, 1995, on a pro forma basis after giving effect to the issuance and sale of the Notes and certain other transactions described herein under "Pro Forma Financial
Information," the aggregate outstanding principal amount of Senior and Senior Subordinated Debt would have been approximately $3.2 billion. In addition, the Notes will be effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries, which on a pro forma basis as described above would have been approximately $1.5 billion at October 31, 1995 (excluding trade payables of $242.0 million at October 31, 1995).


    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED  UPON THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS. ANY
          REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

--------------------------------------------------------------------------------
                                 PRICE          UNDERWRITING        PROCEEDS
                                 TO THE        DISCOUNTS AND         TO THE
                               PUBLIC (1)     COMMISSIONS (2)     COMPANY (3)
--------------------------------------------------------------------------------
Per Note..................         %                 %                 %
Total.....................         $                 $                 $
--------------------------------------------------------------------------------

(1)  PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.
(2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."
(3)  BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $800,000.


    The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, and subject to various prior conditions. The Underwriters reserve the right to withdraw, cancel or modify any such offer and to reject orders in whole or in part. It is expected that
delivery of the Notes will be made in New York, New York  on or about          ,
1996.


DONALDSON, LUFKIN & JENRETTE                                 MERRILL LYNCH & CO.
       SECURITIES CORPORATION

                             AVAILABLE INFORMATION

    Tenet has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Notes (as defined herein) offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Notes, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "THC." Reports, proxy statements and other information filed by the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and at the offices of the PSE at 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-7293) are incorporated in this Prospectus by reference and are made a part hereof: (i) Annual Report on Form 10-K for the fiscal year ended May 31, 1995, filed with the Commission on August 25, 1995 (the "Tenet 10-K"); (ii) Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1995, filed with the Commission on October 13, 1995 ("Tenet's August 1995 10-Q"); (iii) Current Reports on Form 8-K filed with the Commission on July 7, 1995 and October 2, 1995; (iv) the portions of Tenet's Proxy Statement for the Annual Meeting of Shareholders held on September 27, 1995, filed with the Commission on August 25, 1995 that have been incorporated by reference into the Tenet 10-K; (v) the portions of Tenet's Annual Report to Shareholders for the fiscal year ended May 31, 1995, filed with the Commission on October 30, 1995 that have been incorporated by reference into the Tenet 10-K; (vi) Amendment to the Tenet 10-K on Form 10-K/A filed with the Commission on December 18, 1995; and (vii) Amendment to Tenet's August 1995 10-Q on Form 10-Q/A filed with the Commission on December 18, 1995.

    The following documents filed by American Medical Holdings, Inc. ("AMH") (File No. 1-10511) and American Medical International, Inc. ("AMI") (File No. 1-7612) with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof: (i) Annual Report on Form 10-K for the fiscal year ended August 31, 1994, filed with the Commission on November 22, 1994 (the "AMH/AMI 10-K"); (ii) Amendments to the AMH/AMI 10-K on Form 10-K/A, filed with the Commission on December 20, 1994, January 5, 1995 and January 6, 1995; and (iii) Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 1994 and February 28, 1995, filed with the Commission on January 18, 1995 and April 14, 1995, respectively.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to Tenet Healthcare Corporation, 2700 Colorado Avenue, Santa Monica, California 90404, Attention: Scott M. Brown, Esq., Senior Vice President, Secretary and General Counsel (telephone (310) 998-8000).

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "TENET" OR "COMPANY" REFER TO TENET HEALTHCARE CORPORATION (FORMERLY KNOWN AS NATIONAL MEDICAL ENTERPRISES, INC.) AND ITS SUBSIDIARIES AND THEIR RESPECTIVE OPERATIONS.

                                  THE COMPANY

    Tenet is an investor-owned healthcare company that operates general hospitals and related healthcare facilities serving primarily urban areas in 13 states and holds investments in other healthcare companies. At November 30, 1995, Tenet operated 75 domestic general hospitals, with a total of 16,834 licensed beds, located in Alabama, Arkansas, California, Florida, Georgia,
Indiana, Louisiana, Missouri, Nebraska, North Carolina, South Carolina, Tennessee and Texas. Tenet grew from an operator of 35 general hospitals at May 31, 1994, to an operator of 75 general hospitals and related healthcare facilities at November 30, 1995, principally through its acquisition of American Medical Holdings, Inc. ("AMH"). That acquisition was accomplished on March 1, 1995, when a subsidiary of Tenet was merged into AMH, leaving AMH as a wholly owned subsidiary of Tenet (the "Merger").

    At November 30, 1995, Tenet also operated six rehabilitation hospitals, seven long-term care facilities and five psychiatric facilities located on the same campus as, or nearby, Tenet's general hospitals, in addition to various ancillary healthcare operations.

    Tenet also held investments in the following other healthcare companies at November 30, 1995: (i) an approximately 11.8% voting interest in Vencor, Inc. ("Vencor"), a publicly traded company listed on the New York Stock Exchange (the "NYSE") that, according to its publicly available documents, operates an integrated network of healthcare services primarily focused on the needs of the elderly, (ii) an approximately 42% interest in Westminster Health Care Holdings PLC ("Westminster"), a publicly traded company listed on the London Stock Exchange that operated 78 long-term care facilities and was the second-largest long-term care provider in the United Kingdom at November 30, 1995, (iii) an approximately 13% interest in Total Renal Care Holdings, Inc. ("TRC"), a publicly traded company listed on the NYSE that operated 65 free-standing kidney dialysis units in 10 states at November 30, 1995, and (iv) an approximately 23% interest in Health Care Property Partners, a partnership originally formed by the Company and Health Care Property Investors, Inc. The Company acquired its interest in Vencor as a result of the September 28, 1995, merger between Vencor and The Hillhaven Corporation ("Hillhaven"). Prior to that transaction, the Company owned an approximately 26% interest in Hillhaven. As a result of that transaction, the Company's shares of common stock, $.75 par value, of Hillhaven (the "Hillhaven Common Stock") were exchanged for Vencor Common Stock. See "Recent Developments."

    The Company's principal executive offices are located at 2700 Colorado Avenue, Santa Monica, California 90404, and its telephone number is (310) 998-8000.

                                     VENCOR

    According to Vencor's publicly available documents, Vencor, a Delaware corporation, operates an integrated network of healthcare services primarily focused on the needs of the elderly. Vencor is subject to the informational requirements of the Exchange Act. Accordingly, Vencor files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information may be inspected and copied at the Commission locations listed under "Available Information" and at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    At November 30, 1995, the Company owned 8,301,067 shares of Vencor Common Stock which represented approximately 11.8% of the outstanding Vencor Common Stock, with sole voting and investment power over all such shares. The Company believes that it is not an affiliate of Vencor. The Company currently holds certain registration rights in connection with the shares of Vencor Common Stock that it owns. Pursuant to the terms of the indenture governing the Notes, however, the Notes are not exchangeable, except under certain circumstances, into shares of Vencor Common Stock owned by Tenet until November 6, 1997. Accordingly, as a subsequent sale of Vencor Common Stock would then be permitted under certain exemptions to registration, the Company does not anticipate exercising such rights. In the event that a registration statement were required to effectuate a conversion of the Notes offered hereby into Vencor Common Stock, and the Company elects not to exercise its option to satisfy the exchange right in cash, the Company would then exercise such registration rights. See "Relationship Between the Company and Vencor."

    THIS PROSPECTUS RELATES ONLY TO THE NOTES OFFERED HEREBY AND DOES NOT RELATE TO THE VENCOR COMMON STOCK OR TO THE EXCHANGE OF THE NOTES INTO THE VENCOR COMMON STOCK. ALTHOUGH THE COMPANY HAS NO REASON TO BELIEVE THE INFORMATION CONCERNING VENCOR INCLUDED HEREIN OR IN VENCOR'S PUBLICLY AVAILABLE DOCUMENTS IS NOT RELIABLE, IT HAS NOT VERIFIED EITHER ITS ACCURACY OR ITS COMPLETENESS. NEITHER THE COMPANY NOR THE UNDERWRITERS WARRANT THAT THERE HAVE NOT OCCURRED EVENTS, NOT YET PUBLICLY DISCLOSED BY VENCOR, THAT WOULD AFFECT EITHER THE TRADING PRICE OF THE VENCOR COMMON STOCK OR THE ACCURACY OR THE COMPLETENESS OF ANY STATEMENTS CONCERNING VENCOR INCLUDED HEREIN OR IN VENCOR'S PUBLICLY AVAILABLE DOCUMENTS. THE COMPANY UNDERTAKES TO PROVIDE A REFERENCE IN ITS QUARTERLY AND ANNUAL PERIODIC REPORTS TO VENCOR'S EXCHANGE ACT REPORTS FILED WITH THE COMMISSION.

                              RECENT DEVELOPMENTS

GENERAL HOSPITAL ACQUISITIONS AND DEVELOPMENTS


    In July 1995, Tenet acquired a one-third interest in St. Clair Hospital, a not-for-profit general hospital with 82 licensed beds located outside of Birmingham, Alabama. In August 1995, Tenet acquired for approximately $222.6 million in cash the Mercy+Baptist Medical Center ("Mercy+Baptist"), a not-for-profit system of two general hospitals with an aggregate of 759 licensed beds located in New Orleans, Louisiana, and a related physician practice. In September 1995, Tenet acquired for approximately $80.3 million in cash (including the purchase or assumption of working capital) the Providence Memorial Hospital ("Providence"), a not-for-profit general hospital located in El Paso, Texas. Providence is licensed for 471 general hospital beds (34 of which may be used as skilled nursing beds) and is licensed for 30 additional rehabilitation and subacute care beds. In October 1995, the Company entered into a long-term lease of the 49-bed Medical Center of Manchester ("Manchester") in central Tennessee, and Manchester's home health business. In November 1995, the Company acquired the 104-bed not-for-profit Methodist Hospital of Jonesboro, a general hospital located in Jonesboro, Arkansas. The Company utilized its Senior Revolving Debt (as defined herein) to finance these acquisitions. In August 1995, Tenet also entered into an agreement with the Cleveland Clinic Florida to develop a new 150-bed general hospital in western Broward County, Florida. Completion of that project is subject to governmental approvals.


DIVESTITURE OF INTERNATIONAL OPERATIONS

    During fiscal 1995, Tenet's management concluded that it would be in the best interests of Tenet's shareholders for the Company to focus on its core business of operating domestic general hospitals. Consequently, the Company has sold or has reached an agreement to sell substantially all of its international operations.

    On June 28, 1995, Tenet sold its two Singapore hospitals to Parkway Holdings Limited ("Parkway"). The net cash consideration Tenet received in the Singapore transaction was approximately $243.3 million, net of approximately $78.3 million of debt of Tenet assumed by Parkway. On October 15, 1995, Tenet tendered its 52% interest in Australian Medical Enterprises Limited ("AME") to Mayne Nickless Limited ("Mayne Nickless") for net cash consideration of approximately $68.3 million, pursuant to Mayne Nickless's tender offer for all of AME's shares. In addition, on October 3, 1995, Tenet sold its 30% interest in the Subang Jaya Medical Centre in Malaysia to Tenet's Malaysian partner for net cash consideration of approximately $12.0 million. The Company used the net proceeds from these sales to repay secured bank loans under its Credit Agreement (as defined herein).

    Tenet also has reached an agreement to sell its 40% interest in the Bumrungrad Medical Center in Thailand to its Thai partner. Tenet expects to receive net cash consideration of approximately $20.8 million from the sale of its holdings in Thailand during the third quarter of fiscal 1996.

VENCOR'S ACQUISITION OF HILLHAVEN

    On September 28, 1995, Vencor acquired Hillhaven pursuant to a transaction approved by the shareholders of each of Vencor and Hillhaven on September 27, 1995. As a result of the transaction, the 8,878,147 shares of Hillhaven Common Stock that had been owned by Tenet were exchanged for 8,301,067 shares of Vencor Common Stock (at an exchange ratio of 0.935 Vencor shares for each Hillhaven share). In addition, Tenet received approximately $91.8 million for its Hillhaven Series C Preferred Stock and Hillhaven Series D Preferred Stock. The proceeds from the redemption of the Hillhaven preferred stock were applied to repay secured bank loans under the Company's Credit Agreement.

SENIOR NOTES OFFERING

    On October 16, 1995, the Company consummated an offering of $500.0 million of 8 5/8% Senior Notes due 2003 (the "Senior Notes Offering"). The net proceeds to the Company from the Senior Notes Offering of approximately $486.7 million (after deducting estimated expenses and underwriting discounts and commissions) were used to repay secured bank loans under the Company's Credit Agreement.

                                  THE OFFERING


Notes Offered.....................  $350,000,000  principal  amount  of       % Exchangeable
                                    Subordinated Notes.
Maturity Date.....................  , 2005.
Interest Payment Dates............  June 1 and December 1, commencing June 1, 1996.
Exchange Rights...................  The Notes  will be  exchangeable  for shares  of  Vencor
                                    Common  Stock owned  by Tenet  at any  time on  or after
                                    November  6,  1997,  and   prior  to  maturity,   unless
                                    previously    redeemed,   at   an   exchange   rate   of
                                    shares of  Vencor  Common  Stock  per  $1,000  principal
                                    amount  of Notes,  subject to adjustment  and subject to
                                    the Company's right to  pay an amount  in cash equal  to
                                    the  Market Price of  the shares of  Vencor Common Stock
                                    for  which  such  Notes  are  exchangeable  in  lieu  of
                                    delivery   of  such  shares.  Accordingly,  each  $1,000
                                    principal  amount   of   Notes   is   exchangeable   for
                                    shares  of Vencor  Common Stock,  subject to adjustment,
                                    for an aggregate of 8,301,067 shares. The Notes will  be
                                    exchangeable  prior  to November  6,  1997, only  in the
                                    event of  a  merger,  consolidation  or  liquidation  of
                                    Vencor  pursuant to  which the  shares of  Vencor Common
                                    Stock held by  the Escrow  Agent are  converted into  or
                                    exchanged  for cash or other securities registered under
                                    the  Securities  Act.  See  "Description  of  Notes   --
                                    Exchange Rights."
Mandatory Redemption..............  None.
Optional Redemption...............  The  Notes will be  redeemable, in whole  or in part, at the option  of  the Company  at  any time  on  or  after
                                             ,  1998  at  the  redemption  prices  set forth
                                    herein, plus accrued and unpaid interest, if any, to the
                                    date of redemption.
Change of Control of Tenet........  Upon a Change  of Control Triggering  Event (as  defined herein),  each holder  of Notes  will have  the right to
                                    require Tenet to repurchase such holder's Notes at  100%
                                    of the principal amount thereof, plus accrued and unpaid
                                    interest  to the  date of  repurchase. The  terms of the
                                    Company's Credit Agreement effectively will prohibit and
                                    the  indentures  governing  certain  Senior  and  Senior
                                    Subordinated  Debt  of  the  Company  may  prohibit  the
                                    Company from repurchasing Notes upon the occurrence of a
                                    Change of  Control Triggering  Event.  There can  be  no
                                    assurance  that Tenet will  have the financial resources
                                    to repurchase  the Notes  in the  event of  a Change  of
                                    Control Triggering Event, particularly if such Change of
                                    Control Triggering Event requires Tenet to refinance, or
                                    results  in the acceleration of, other indebtedness. See
                                    "Description of the  Credit Agreement" and  "Description
                                    of Notes--Repurchase at the Option of Holders."
Subordination.....................  The  Notes will be general  unsecured obligations of the
                                    Company,  subordinated  in  right  of  payment  to   all
                                    existing  and future Senior and Senior Subordinated Debt
                                    of the Company. The  Indenture (as defined herein)  will
                                    not   restrict  the  incurrence  of  Senior  and  Senior
                                    Subordinated Debt or other  indebtedness by the  Company
                                    or any of its subsidiaries. As of October 31, 1995, on a
                                    pro  forma basis after giving effect to the issuance and
                                    sale  of  the  Notes  and  certain  other   transactions
                                    described    herein    under   "Pro    Forma   Financial
                                    Information,"  the   aggregate   outstanding   principal

                                    amount of Senior and Senior Subordinated Debt would have
                                    been  approximately $3.2 billion. In addition, the Notes
                                    will be effectively subordinated to all indebtedness and
                                    other obligations of  the Company's subsidiaries,  which
                                    on  a pro forma basis would have been approximately $1.5
                                    billion at October 31, 1995 (excluding trade payables of
                                    $242.0 million  at October  31,  1995). See  "Pro  Forma
                                    Financial Information."
Use of Proceeds...................  The  net proceeds  to the Company  from the  sale of the
                                    Notes are  estimated  to  be approximately  $    million
                                    (after  deducting  estimated  expenses  and underwriting
                                    discounts and commissions). The  Company intends to  use
                                    all  of such  net proceeds  to repay  secured bank loans
                                    under  the  Company's  Credit  Agreement.  See  "Use  of
                                    Proceeds."
Vencor Common Stock...............  The  Vencor Common Stock is listed on the NYSE, where it trades under the symbol "VC."


                                  RISK FACTORS
    See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers in connection with an investment in the Notes offered hereby.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

    The following table presents summary pro forma financial information derived from the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements give effect to the following transactions and events as if they had occurred as of June 1, 1994 for purposes of the pro forma statement of operations and other operating information and on August 31, 1995 for purposes of the pro forma balance sheet data: (i) the August 1994 sale of approximately 75% of the common stock of TRC; (ii) the elimination of restructuring charges recorded by Tenet; (iii) the elimination of nonrecurring gains on disposals of facilities and long-term investments recorded by Tenet; (iv) the elimination of nonrecurring merger costs recorded by AMH prior to the Merger; (v) the Merger and related transactions, applying the purchase method of accounting; (vi) the acquisitions of Mercy+Baptist and Providence; (vii) the June 28, 1995 sale of the Company's Mount Elizabeth Hospital, East Shore Hospital and related healthcare businesses in Singapore as well as the October 3, 1995 sale of the Company's holding in Malaysia, the October 15, 1995 sale of the Company's holdings in Australia and the probable sale of the Company's holdings in Thailand, which sale currently is pending; (viii) Vencor's acquisition of Hillhaven; (ix) the consummation of the Senior Notes Offering and (x) the consummation of this Offering.

    The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the financial position or results of operations of Tenet had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

    The following Summary Pro Forma Financial Information for the quarter ended August 31, 1994 and the year ended May 31, 1995 do not reflect certain cost savings that management believes may be realized as a result of the Merger, currently estimated to be approximately $60.0 million annually beginning in fiscal 1996 (before any severance or other costs of implementing certain efficiencies). These savings are expected to be realized primarily through the elimination of duplicative corporate overhead expenses, reduced supplies expense through the incorporation of the acquired AMH facilities into the Company's group purchasing program, and improved collection of the acquired AMH facilities' accounts receivable. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.

    The Unaudited Pro Forma Condensed Combined Financial Statements are based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements included in the Prospectus and should be read in conjunction therewith and with Management's Discussion and Analysis and the Consolidated Financial Statements of Tenet and the related Notes thereto incorporated by reference herein.

    Tenet reports its financial information on the basis of a May 31 fiscal year. AMH reported its financial information on the basis of an August 31 fiscal year.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION
           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                                                 FISCAL      THREE MONTHS ENDED
                                                                                  YEAR           AUGUST 31,
                                                                                 ENDED      --------------------
                                                                              MAY 31, 1995    1994       1995
                                                                              ------------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Net operating revenues....................................................   $  5,406.7   $ 1,327.4  $ 1,337.2
  Operating expenses:
    Salaries and benefits...................................................      2,167.2       533.7      527.1
    Supplies................................................................        779.4       189.6      195.4
    Provision for doubtful accounts.........................................        298.6        78.9       72.9
    Other operating expenses................................................      1,159.5       279.2      283.4
    Depreciation............................................................        239.7        59.0       62.0
    Amortization............................................................         77.5        19.2       19.2
                                                                              ------------  ---------  ---------
  Operating income..........................................................        684.8       167.8      177.2
  Interest expense, net of capitalized portion..............................       (320.0)      (79.1)     (77.5)
  Investment earnings.......................................................         19.3         4.2        5.4
  Equity in earnings of unconsolidated affiliates...........................         11.8         2.9        2.9
  Minority interest expense.................................................         (5.9)       (0.8)      (4.1)
                                                                              ------------  ---------  ---------
  Income from continuing operations before income taxes.....................        390.0        95.0      103.9
  Taxes on income...........................................................       (172.8)      (42.5)     (46.5)
                                                                              ------------  ---------  ---------
  Income from continuing operations.........................................   $    217.2   $    52.5  $    57.4
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------
  Earnings per common share from continuing operations, fully diluted.......   $     1.05   $    0.25  $    0.27
  Weighted average number of shares outstanding (in 000's)..................      214,938     213,310    215,839
  Ratio of earnings to fixed charges (1)....................................         2.0x        2.0x       2.1x

                                                                                                        AS OF
                                                                                                      AUGUST 31,
                                                                                                         1995
                                                                                                    --------------
BALANCE SHEET DATA:
  Working capital.................................................................................    $     63.7
  Total assets....................................................................................       8,023.4
  Long-term debt, net of current portion..........................................................       3,155.1
  Shareholders' equity............................................................................       2,207.6

------------------------
(1) The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS BEFORE PURCHASING THE NOTES OFFERED HEREBY.

VALUE THAT A HOLDER RECEIVES UPON EXERCISE NOT FIXED BUT BASED UPON VALUE OF VENCOR COMMON STOCK; LIMITED OPPORTUNITY FOR EQUITY APPRECIATION

    The terms of the Notes differ from those of ordinary debt securities because the Notes are exchangeable for shares of Vencor Common Stock. Accordingly, the value that a holder of the Notes would receive should they elect to exercise their exchange rights is not fixed, but is based on the price of the Vencor Common Stock.

    The opportunity for equity appreciation afforded by an investment in the Notes is less than the opportunity for equity appreciation afforded by an investment in the Vencor Common Stock because the amount receivable by holders of the Notes upon exchange will only exceed the principal amount of such Notes if the price of the Vencor Common Stock appreciates % from the date of the Notes' issuance. Because the price of the Vencor Common Stock is subject to market fluctuations, the exchange of the Notes into Vencor Common Stock may never be in the economic best interest of the holder.

FLUCTUATION OF MARKET VALUE OF VENCOR COMMON STOCK

    It is impossible to predict whether the price of Vencor Common Stock will rise or fall. Trading prices of Vencor Common Stock will be influenced by Vencor's operational results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the New York Stock Exchange (on which Vencor Common Stock is traded) and the market segment of which Vencor is a part.

NO OBLIGATION ON THE PART OF VENCOR WITH RESPECT TO THE NOTES

    Vencor has no obligation with respect to the Notes or amounts to be paid to the holders of the Notes, including any obligation to take into consideration for any reason the needs of the Company or the holders, other than normal fiduciary duties to Tenet as a shareholder. Vencor will not receive any of the proceeds of the Offering of the Notes and is not responsible for the determination of the time of, prices for or quantities of the Notes to be issued or the optional redemption of such Notes. Accordingly, a holder of Notes can look only to Tenet for repayment of the Notes and will have no recourse against Vencor.

RESTRICTED ABILITY TO PARTICIPATE IN CERTAIN TRANSACTIONS

    The Company will not be obligated to exchange on a voluntary basis (for example, in the context of a cash tender offer) any of the Vencor Common Stock for cash, securities or other property. In certain situations, this could be detrimental to the interests of the holders of the Notes and might require such holders to exchange their Notes for shares of Vencor Common Stock in order to participate in any such voluntary exchange. In certain circumstances including, without limitation, a cash merger of Vencor, it is possible that the shares of Vencor Common Stock which theretofore might have been received in exchange for the Notes will no longer be available for exchange. In such event, only the cash, securities or other property received upon the exchange of the shares of Vencor Common Stock (exclusive of any interest or dividends payable with respect thereto) will be available upon exchange of the Notes to the holders thereof, unless the Company were to elect to satisfy an exchange with cash.

EVENT OF BANKRUPTCY; EFFECT ON HOLDERS' ABILITY TO EXERCISE EXCHANGE RIGHTS FOR VENCOR COMMON STOCK

    The right of a holder to exchange its Notes for shares of Vencor Common Stock (or other securities, property or cash) could be adversely affected in the event of the bankruptcy, insolvency or liquidation of the

Company. In such event, the shares of Vencor Common Stock (or other securities, property or cash) could be deemed to be an asset of the Company subject to the claims of its general creditors. See "Description of Notes -- Exchange Rights."

REGISTRATION OF VENCOR COMMON STOCK UNDER THE SECURITIES ACT

    The Company has agreed that at any time that a Holder of Notes exchanges such Notes for shares of Vencor Common Stock owned by Tenet and an effective registration statement of Vencor filed with the Commission (or related qualification under state blue sky or securities laws) would be required in order for the Escrow Agent to deliver such shares of Vencor Common Stock in the United States or to a United States Person, the Company will use its reasonable best efforts to ensure that an effective registration statement of Vencor is on file with the Commission covering the delivery of such shares of Vencor Common Stock and any qualification under state blue sky or securities laws required for such delivery is maintained and, in the event such registration statement is not effective or such qualification is not maintained, will direct the Escrow Agent to pay such Holder cash, in lieu of delivering such shares of Vencor Common Stock, in accordance with the provisions of the Indenture.

RISKS AND UNCERTAINTIES ASSOCIATED WITH VENCOR'S BUSINESS

    Prospective investors should review Vencor's publicly available documents for a discussion of the risks and uncertainties associated with Vencor. See "Vencor."

ABSENCE OF COVENANT PROTECTION

    The Indenture will not limit the Company's ability to incur additional indebtedness, or to grant liens on its assets to secure indebtedness, to pay dividends or to repurchase shares of its capital stock. The Indenture does not contain any provisions specifically intended to protect holders of the Notes in the event of a future highly leveraged transaction involving the Company.

SUBORDINATION; SUBSIDIARY OPERATIONS


    The Notes will be subordinated in right of payment to all existing and future Senior and Senior Subordinated Debt and will be structurally subordinated to all liabilities (including trade payables) of the Company's subsidiaries. The Indenture will not restrict the incurrence of Senior and Senior Subordinated Debt or other indebtedness by the Company or its subsidiaries. As of October 31, 1995, on a pro forma basis after giving effect to the issuance and sale of the Notes and certain other transactions, the aggregate outstanding principal amount of Senior and Senior Subordinated Debt would have been approximately $3.2 billion. See "Pro Forma Financial Information." By reason of such subordination of the Notes, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior and Senior Subordinated Debt has been paid in full. The Notes will rank PARI PASSU in all respects with other unsecured subordinated obligations of the Company. See "Description of Notes--Subordination."


    Since substantially all of the Company's operations are conducted, and substantially all of the assets of Tenet are owned, by its subsidiaries, the Notes (which are obligations of Tenet but not its subsidiaries) effectively will be subordinated to all existing and future obligations and other liabilities (including trade payables) of Tenet's subsidiaries. Any right of Tenet to the assets of any of its subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of such subsidiary, except to the extent Tenet has a claim against such subsidiary as a creditor of such subsidiary. In addition, in the event that claims of Tenet as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Tenet. The ability of Tenet and its subsidiaries to incur certain obligations is limited by certain of the restrictive covenants contained in the Credit Agreement. Additionally, borrowings under the Credit Agreement are secured by a first priority lien on the capital stock of the Company's direct subsidiaries, all intercompany indebtedness owed to the

Company and one of the Company's subsidiaries' equity investments, and have priority as to such collateral over the Notes. The Indenture will not limit the ability of subsidiaries of Tenet to incur additional indebtedness.

    In addition, Tenet's ability to make required principal and interest payments with respect to Tenet's indebtedness, including the Notes, depends on the earnings of its subsidiaries. Since the Notes are obligations of Tenet only, Tenet's subsidiaries are not obligated or required to pay any amounts due pursuant to the Notes or to make funds available therefor in the form of dividends or advances to Tenet.

CERTAIN FINANCING CONSIDERATIONS; DEGREE OF LEVERAGE MAY ADVERSELY AFFECT OPERATIONS AND ABILITY TO PURSUE BUSINESS OPPORTUNITIES

    As of August 31, 1995, Tenet's total indebtedness was $3.5 billion, constituting 62.5% of its total capitalization, including short-term debt. Approximately 33.7% of Tenet's total assets as of such date were intangible assets. The excess of Tenet's liabilities over its tangible assets as of such date was $549.1 million at August 31, 1995. See "Historical and Pro Forma Capitalization."

    Tenet's Credit Agreement includes covenants limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures and the incurrence of additional debt and liens and prohibiting the payment of dividends, in addition to financial covenants such as a minimum consolidated net worth requirement and certain ratio coverage tests including debt ratios and fixed-charge ratios. In addition, the indentures governing certain Senior and Senior Subordinated Debt include, among other things, covenants limiting the incurrence of additional debt and liens and the payment of dividends. Tenet's failure to comply with any of these covenants could result in an event of default under its indebtedness, including the Notes, which in turn could have a material adverse effect on Tenet.

    The degree to which Tenet is leveraged and the covenants described above may adversely affect Tenet's ability to finance its future operations and could limit its ability to pursue business opportunities that may be in the interests of Tenet and its securityholders. In particular, changes in medical technology, existing, proposed and future legislation, regulations and the interpretation thereof, and the increasing importance of managed care contracts and integrated healthcare delivery systems may require significant investment in facilities, equipment, personnel or services. There can be no assurance that Tenet will be able to obtain the funds necessary to make such investments. Furthermore, tax-exempt or government-owned competitors have certain financial advantages such as endowments, charitable contributions, tax-exempt financing and exemption from sales, property and income taxes not available to Tenet, providing them with a potential competitive advantage in making such investments.

COMPETITION

    The healthcare industry has been characterized in recent years by increased competition for patients and staff physicians, excess capacity at general hospitals, a shift from inpatient to outpatient settings and increased consolidation. The principal factors contributing to these trends are advances in medical technology, cost-containment efforts by managed care payors, employers and traditional health insurers, changes in regulations and reimbursement policies, increases in the number and type of competing healthcare providers and changes in physician practice patterns. Tenet's future success will depend, in part, on the ability of the Company's hospitals to continue to attract staff physicians, to enter into managed care contracts and to organize and structure integrated healthcare delivery systems with other healthcare providers and physician practice groups. There can be no assurance that Tenet's hospitals will continue to be able, on terms favorable to the Company, to attract physicians to their staffs, to enter into managed care contracts or to organize and structure integrated healthcare delivery systems, for which other healthcare companies with greater financial resources or a wider range of services may be competing.

    Tenet's ability to continue to compete successfully for such contracts or to form or participate in such systems also may depend upon, among other things, Tenet's ability to increase the number of its facilities and services offered through the acquisition of hospitals, groups of hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets and Tenet's ability to finance such acquisitions. There can be no assurance that suitable acquisitions, for which other healthcare companies with greater financial resources than Tenet may be competing, can be accomplished on terms favorable to Tenet or that financing, if necessary, can be obtained for such acquisitions. See "--Certain Financing Considerations; Leverage." There can be no assurance that Tenet will be able to operate profitably any hospitals, facilities, businesses or other assets it may acquire, effectively integrate the operations of such acquisitions or otherwise achieve the intended benefits of such acquisitions.

LIMITS ON REIMBURSEMENT

    Tenet derives a substantial portion of its net operating revenues from third-party payors, including the Medicare and Medicaid programs. Changes in government reimbursement programs have resulted in limitations on increases in, and in some cases in reduced levels of, reimbursement for healthcare services, and additional changes are anticipated. Such changes are likely to result in further limitations on reimbursement levels. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. In addition, efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. Although Tenet is unable to predict the effect these changes will have on its operations, as the number of patients covered by managed care payors increases, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the financial results of such operations.

EXTENSIVE REGULATION

    The healthcare industry is subject to extensive Federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services. In particular, Medicare and Medicaid antifraud and abuse amendments codified under
Section 1128B(b) of the Social Security Act (the "Antifraud Amendments") prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by Medicare or other government programs. Sanctions for violating the Antifraud Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Antifraud Amendments ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement per se illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities. Because Tenet may be less willing than some of its competitors to enter into business arrangements that do not clearly satisfy the Safe Harbors, it could be at a competitive disadvantage in entering into certain transactions and arrangements with physicians and other healthcare providers.

    In addition, Section 1877 of the Social Security Act, which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to significantly broaden the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have ownership or certain other financial arrangements (the "Self-Referral Prohibitions"). Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. Tenet's participation in and development of joint ventures and other financial relationships with physicians could be adversely affected by these amendments and similar state enactments.

    Certificates of Need, which are issued by governmental agencies with jurisdiction over healthcare facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Following a number of years of decline, the number of states requiring Certificates of Need is once again on the rise as state legislators once again are looking at the Certificate of Need process as a way to contain rising healthcare costs. At August 31, 1995, Tenet operated hospitals in eight states that require state approval under Certificate of Need programs. Tenet is unable to predict whether it will be able to obtain any Certificates of Need in any jurisdiction where such Certificates of Need are required.

    Tenet is unable to predict the future course of Federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the financial results of Tenet's operations.

HEALTHCARE REFORM LEGISLATION

    Healthcare, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. Medicare, Medicaid, mandatory and other public and private hospital cost-containment programs, proposals to limit healthcare spending, proposals to limit prices and industry competitive factors are highly significant to the healthcare industry.

    There continue to be Federal and state proposals that would, and actions that do, impose more limitations on government and private payments to providers such as Tenet and proposals to increase co-payments and deductibles from program and private patients. In addition, a number of states are considering the enactment of managed care initiatives designed to provide universal low-cost coverage and/or additional taxes on hospitals to help finance or expand the states' Medicaid systems. Tenet's facilities also are affected by controls imposed by government and private payors designed to reduce admissions and lengths of stay. Such controls, including what is commonly referred to as "utilization review," have resulted in fewer of certain treatments and procedures being performed. Utilization review entails the review of the admission and course of treatment of a patient by a third party. Utilization review by third-party peer review organizations ("PROs") is required in connection with the provision of care paid for by Medicare and Medicaid. Utilization review by third parties also is a requirement of many managed care arrangements. Tenet cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on Tenet's business.

CERTAIN LEGAL PROCEEDINGS

    Tenet has been involved in certain significant legal proceedings and investigations related principally to its discontinued psychiatric business. These proceedings and investigations include class action and derivative lawsuits by certain stockholders, psychiatric patient litigation alleging fraud and conspiracy, certain lawsuits filed by third-party private-payor insurance companies and investigations by various state and Federal agencies. Tenet (i) has reached agreements with the United States Department of Justice (the "DOJ"), HHS and the Securities and Exchange Commission (the "Commission") resolving all Federal healthcare and related disclosure investigations of the Company (but various government agencies are continuing to pursue investigations against certain individuals), (ii) has reached an agreement with the District of Columbia and all states where Tenet's psychiatric facilities received Medicaid payments, settling all potential state claims related to the matters that were the subject of the Federal investigations, (iii) has resolved the litigation between Tenet and the insurers, (iv) has reached an agreement to resolve the shareholder derivative lawsuit, which agreement has been preliminarily approved by the court and is scheduled for a hearing concerning final approval in January 1996, (v) has reached an agreement to settle one of the class action lawsuits, In re National Medical Enterprises, Inc. Securities Litigation I, which settlement was approved by the court in September 1995, and (vi) continues efforts to resolve the cases brought by individual psychiatric patients. Tenet continues to experience a greater than normal level of litigation relating to its former psychiatric operations. The majority of the lawsuits filed contain allegations of fraud and conspiracy against the Company and certain of its subsidiaries and former employees. Among the suits filed during fiscal 1995 were two lawsuits in Texas aggregating approximately 760 individual plaintiffs who are purported to have been patients in certain Texas psychiatric facilities and a number of lawsuits filed in the District of Columbia. In addition, a purported class action was filed in Texas state court in May 1995. Tenet expects that additional lawsuits of this nature will be filed, particularly because certain lawyers are advertising seeking former psychiatric patients in order to ascertain whether potential claims exist against the Company. Tenet's reserves for unusual litigation costs represent management's estimate of the costs of the defense of these matters. There can be no assurance, however, that the ultimate liability will not exceed such estimates. In the event such reserves are not adequate, the adverse determination of these matters could have a material adverse effect on Tenet's financial condition. Although, based upon information currently available to it, management believes that the amount of damages in excess of the reserves for unusual litigation costs that may be awarded in these matters cannot reasonably be estimated, management does not believe it is likely that any damages awarded in such legal proceedings will have a material adverse effect on the Company's results of operations, liquidity or capital resources. See also
"-- Professional and General Liability Insurance."

    In its agreements with the DOJ and HHS, Tenet agreed to maintain its previously established ethics program and ethics hotline and also agreed to implement certain additional compliance-related oversight procedures. Should the hotline or oversight procedures reveal, after investigation by Tenet, credible evidence of violations of criminal, or material violations of civil, laws, rules or regulations governing Federally funded programs, Tenet is required to report any such violation to the DOJ and HHS. As a result of the existing agreements with the DOJ and HHS and the recent legal proceedings and investigations in which Tenet has been involved, Tenet is subject to increased Federal and state regulatory scrutiny and, in the event that Tenet violates such decrees or engages in conduct that violates Federal or state laws, rules or regulations, Tenet may be subject to a risk of increased sanctions or penalties, including, but not limited to, partial or complete disqualification as a provider of Medicare or Medicaid services.

INCOME TAX EXAMINATIONS

    The Internal Revenue Service (the "IRS") currently is examining Tenet's Federal income tax returns for fiscal years 1986 through 1990 and has not yet begun examining any returns for subsequent years (collectively, the "Open Years"). Although the IRS has not proposed any material adjustments to Tenet's returns in the Open Years, there can be no assurance that significant issues will not be raised. While Tenet has no reason to believe that the tax liabilities it has recorded will be inadequate, if audits of the Open Years or fiscal 1995, for which Tenet has not yet filed a tax return, result in determinations significantly in excess of such reserves, Tenet's financial condition could be materially adversely affected. Although, based upon information currently available to it, management believes that any additional income tax liabilities that might be due as a result of any of the foregoing IRS examinations cannot reasonably be estimated, management does not believe it is likely that any tax liabilities resulting from such IRS examinations will have a material adverse effect on the Company's results of operations, liquidity or capital resources.

DEPENDENCE ON KEY PERSONNEL AND PHYSICIANS

    Tenet's operations are dependent on the efforts, ability and experience of its key executive officers. Tenet's continued growth depends on its ability to attract and retain skilled employees, on the ability of its officers and key employees to manage growth successfully and on Tenet's ability to attract and retain physicians at its hospitals. In addition, the success of Tenet is, in part, dependent upon the number, specialties and quality of physicians on its hospitals' medical staffs, most of whom have no long-term contractual relationship with Tenet and may terminate their association with Tenet's hospitals at any time. The loss of some or all of these key executive officers or an inability to attract or retain sufficient numbers of qualified physicians could have a material adverse impact on Tenet's future results of operations.

PROFESSIONAL AND GENERAL LIABILITY INSURANCE

    The Company insures substantially all of its professional and comprehensive general liability risks in excess of self-insured retentions, which vary by hospital from $500,000 to $3.0 million per occurrence, through an insurance company owned by several healthcare companies and in which the Company has an approximately 77% equity interest. A significant portion of these risks is, in turn, reinsured with major independent insurance companies. Through May 31, 1994, the Company insured its professional and comprehensive general liability risks related to its psychiatric and physical rehabilitation hospitals through its wholly owned insurance subsidiary that reinsured risks in excess of $500,000 with major independent insurance companies. The Company has reached the policy limits provided by this insurance subsidiary related to the psychiatric hospitals in certain years. In addition, damages, if any, arising from fraud and conspiracy claims in psychiatric malpractice cases may not be insured. If actual payments of claims with respect to Tenet's self-insured liabilities exceed projected payments of claims, Tenet's financial condition could be materially adversely affected.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL OF TENET

    Under the terms of the Credit Agreement, the prepayment of debt (other than debt under the Credit Agreement) will result in a default under the Credit Agreement and, accordingly, Tenet effectively is prohibited from repurchasing Notes upon the occurrence of a Change of Control Triggering Event. The indentures governing certain Senior and Senior Subordinated Debt contain similar terms that may effectively prohibit the repurchase of Notes upon the occurrence of a Change of Control Triggering Event. Accordingly, Tenet may not be able to satisfy its obligations to repurchase the Notes unless Tenet is able to refinance or obtain waivers with respect to the Credit Agreement and certain other indebtedness. There can be no assurance that Tenet will have the financial resources to repurchase the Notes in the event of a Change of Control Triggering Event, particularly if such Change of Control Triggering Event requires Tenet to refinance, or results in the acceleration of, other indebtedness. See "Description of Notes."

    The change of control provisions of the Indenture will obligate the Company to repurchase Notes at the option of the holder thereof in the event Tenet incurs additional leverage through certain types of recapitalizations, leveraged buy-outs or similar transactions that could increase the indebtedness of the Company or decrease the value of the Notes; PROVIDED, HOWEVER, that, if the Company does not experience a Rating Decline (as defined herein) after the public notice of its intent to enter into such a transaction, the Company will not be obligated to undertake a Change of Control Offer (as defined herein).

    Substantially all of the Senior and Senior Subordinated Debt of the Company, approximately $3.1 billion in aggregate principal amount on a pro forma basis as of August 31, 1995, has similar change of control or cross-default provisions which effectively would decrease the amount of funds available for the Company to purchase the Notes pursuant to a Change of Control Offer.

NO PRIOR PUBLIC MARKET

    Although the Notes have been approved for listing, subject to official notice of issuance, on the NYSE, the Notes will constitute a new issue of securities with no established trading market. The Company has been advised by the Underwriters that, following the completion of this Offering, the Underwriters presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters, however, are under no obligation to do so and may discontinue any market-making activities at any time at the sole discretion of the Underwriters. There can be no assurance as to the liquidity of the market that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the prices at which holders would be able to sell their Notes. The Notes could trade at prices that may be higher or lower than the initial offering price thereof depending on many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. See "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to Tenet from the sale of the Notes in this Offering are estimated to be approximately $ million (after deducting estimated expenses and underwriting discounts and commissions). Tenet intends to use all of such net proceeds to repay secured indebtedness outstanding under the Company's Credit Agreement with the approximate amounts, interest rates and maturity dates set forth below. Approximately $62.0 million will be used to repay indebtedness that currently bears interest at 7.25% and is due in 2001; approximately $60.8 million will be used to repay indebtedness that currently bears interest at 7.125% and is due in 2001; and the remainder will be used to repay indebtedness that currently bears interest at 7.125% and is due in 2000.

                    HISTORICAL AND PRO FORMA CAPITALIZATION

    The following table sets forth the capitalization of Tenet at August 31, 1995 and as adjusted to give effect to the consummation of this Offering and to the application of the net proceeds therefrom as described under "Use of Proceeds" and certain other transactions described herein under "Pro Forma Financial Information."

                                                                                   AS OF AUGUST 31, 1995
                                                                                  ------------------------
                                                                                                PRO FORMA
                                                                                  HISTORICAL   AS ADJUSTED
                                                                                  -----------  -----------
Current portion of long-term debt...............................................   $   276.6    $   276.6
Short-term borrowings and notes.................................................         2.1          2.1
                                                                                  -----------  -----------
    Total current debt..........................................................   $   278.7    $   278.7
                                                                                  -----------  -----------
                                                                                  -----------  -----------
Long-term debt, net of current portion:
  Credit Agreement..............................................................   $ 1,765.0    $   844.0
  Senior Notes due 2002.........................................................       300.0        300.0
  Senior Notes due 2003.........................................................      --            500.0
  Other debt (1)................................................................       261.1        261.1
  Senior Subordinated Notes due 2005............................................       900.0        900.0
  Exchangeable Subordinated Notes due 2005......................................      --            350.0
                                                                                  -----------  -----------
    Total long-term debt .......................................................     3,226.1      3,155.1
                                                                                  -----------  -----------
Shareholders' equity:
  Common stock, par value $0.075, authorized 450,000,000 shares; issued
   218,713,406 shares (2).......................................................        16.4         16.4
  Other shareholders' equity....................................................     2,359.5      2,461.2(3)
  Less treasury stock, at cost, 18,660,394 shares...............................      (270.0)      (270.0)
                                                                                  -----------  -----------
    Total shareholders' equity..................................................     2,105.9      2,207.6
                                                                                  -----------  -----------
  Total capitalization..........................................................   $ 5,332.0    $ 5,362.7
                                                                                  -----------  -----------
                                                                                  -----------  -----------

--------------------------
(1) Includes several series of medium-term notes, certain other secured and unsecured notes payable, mortgage notes and capitalized lease obligations, net of the unamortized discount on the Company's Senior Notes due 2002 and Senior Subordinated Notes due 2005.
(2) Does not include 36,405,015 shares of Tenet Common Stock reserved for issuance at August 31, 1995, upon exchange of Tenet options and conversion of outstanding securities of Tenet.
(3) The increase in other shareholders' equity on a pro forma basis consists of a net gain of $101.7 million recognized in connection with the exchange of Hillhaven Common Stock for Vencor Common Stock in connection with Vencor's acquisition of Hillhaven and the redemption for cash of the Hillhaven Series C and Series D Preferred Stock. See "Pro Forma Financial Information."

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company on an historical basis for the year ended May 31, 1995, each of the preceding four years ended May 31, and for the three-month periods ended August 31, 1994 and 1995.

                                                                                  THREE MONTHS ENDED
                                                      YEAR ENDED MAY 31,              AUGUST 31,
                                               --------------------------------   ------------------
                                               1991   1992   1993   1994   1995    1994        1995
                                               ----   ----   ----   ----   ----   ------      ------
Ratio of Earnings to Fixed Charges (1).......  2.3x   3.5x   4.3x   4.2x   2.7x     5.0x        3.4x

--------------------------
(1) For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes plus fixed charges, and "fixed charges" consist of interest expense, net of capitalized portion; capitalized interest; amortization of debt offering expenses and discount or premium and that portion of rents representative of interest.

                        PRO FORMA FINANCIAL INFORMATION

    The Unaudited Pro Forma Condensed Combined Financial Statements give effect to the following transactions and events as if they had occurred as of June 1, 1994 for purposes of the pro forma statement of operations and other operating information and on August 31, 1995 for purposes of the pro forma balance sheet data: (i) the August 1994 sale of approximately 75% of the common stock of TRC;
(ii) the elimination of restructuring charges recorded by Tenet; (iii) the elimination of nonrecurring gains on disposals of facilities and long-term investments recorded by Tenet; (iv) the elimination of nonrecurring merger costs recorded by AMH prior to the Merger; (v) the Merger and related transactions, applying the purchase method of accounting; (vi) the acquisitions of Mercy+Baptist and Providence; (vii) the June 28, 1995 sale of the Company's Mount Elizabeth Hospital, East Shore Hospital and related healthcare businesses in Singapore as well as the October 3, 1995 sale of the Company's holdings in Malaysia, the October 15, 1995 sale of the Company's holdings in Australia and the probable sale of the Company's holdings in Thailand, which sale currently is pending; (viii) Vencor's acquisition of Hillhaven; (ix) the consummation of the Senior Notes Offering and (x) the consummation of this Offering.

    The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the financial position or results of operations of Tenet had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

    The following Unaudited Pro Forma Condensed Combined Financial Statements for the quarter ended August 31, 1994 and the year ended May 31, 1995 do not reflect certain cost savings that management believes may be realized as a result of the Merger, currently estimated to be approximately $60.0 million annually beginning in fiscal 1996 (before any severance or other costs of implementing certain efficiencies). These savings are expected to be realized primarily through the elimination of duplicative corporate overhead expenses, reduced supplies expense through the incorporation of the acquired AMH facilities into the Company's group purchasing program, and improved collection of the acquired AMH facilities' accounts receivable. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.

    The Unaudited Pro Forma Condensed Combined Financial Statements are based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements included in the Prospectus and should be read in conjunction therewith and with Management's Discussion and Analysis and the Consolidated Financial Statements of Tenet and the related Notes thereto incorporated by reference herein.

    Tenet reports its financial information on the basis of a May 31 fiscal year. AMH reported its financial information on the basis of an August 31 fiscal year.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                                         AS OF AUGUST 31, 1995
                                                -----------------------------------------------------------------------
                                                                             INTERNATIONAL     VENCOR'S
                                                              PROVIDENCE      OPERATIONS      ACQUISITION
                                                HISTORICAL    ACQUISITION      DIVESTED      OF HILLHAVEN       THE       PRO FORMA
                                                   TENET          (A)             (B)             (C)        OFFERINGS   AS ADJUSTED
                                                -----------  -------------  ---------------  -------------  -----------  -----------
ASSETS

Current assets:
  Cash and cash equivalents...................   $   106.4     $  --           $  --           $    91.8     $  --        $   106.4
                                                                                                   (91.8)
  Short-term investments, at cost which
   approximates market........................       135.6                                                                    135.6
  Accounts and notes receivable, less
   allowance for doubtful accounts............       601.8                                                                    601.8
  Inventories of supplies, at cost............       119.9           1.5                                                      121.4
  Deferred income taxes.......................       303.1                                                                    303.1
  Assets held for sale........................       124.5                         (95.6)                                      28.9
  Prepaid expenses and other current assets...        50.4           1.9                                                       52.3
                                                -----------       ------          ------          ------    -----------  -----------
    Total current assets......................     1,441.7           3.4           (95.6)                                   1,349.5
Investments and other assets..................       370.0                                          92.6                      462.6
Property, plant and equipment, net............     3,418.0          87.0                                                    3,505.0
Intangible assets, at cost less accumulated
 amortization.................................     2,655.0          28.0                                          13.3(d)    2,706.3
                                                                                                                  10.0(e)
                                                -----------       ------          ------          ------    -----------  -----------
                                                 $ 7,884.7     $   118.4       $   (95.6)      $    92.6     $    23.3    $ 8,023.4
                                                -----------       ------          ------          ------    -----------  -----------
                                                -----------       ------          ------          ------    -----------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt...........   $   276.6     $  --           $  --           $  --         $  --        $   276.6
  Short-term borrowings and notes.............         2.1                                                                      2.1
  Accounts payable............................       258.2           9.7                                                      267.9
  Employee compensation and benefits..........       161.2                                                                    161.2
  Reserves related to discontinued
   operations.................................        66.3                                                                     66.3
  Income taxes payable........................         2.1                                                                      2.1
  Other current liabilities...................       490.7          13.4             5.5                                      509.6
                                                -----------       ------          ------          ------    -----------  -----------
    Total current liabilities.................     1,257.2          23.1             5.5                                    1,285.8
Long-term debt, net of current portion........     3,226.1          80.3          (101.1)          (73.5)        500.0(d)    3,155.1
                                                                                                                (486.7)(d)
                                                                                                                 350.0(e)
                                                                                                                (340.0)(e)
Other long-term liabilities and minority
 interests....................................       988.5          15.0                                                    1,003.5
Deferred income taxes.........................       307.0                                          64.4                      371.4
Shareholders' equity:
  Common stock................................        16.4                                                                     16.4
  Other shareholders' equity..................     2,359.5                                         101.7                    2,461.2
  Less common stock in treasury, at cost......      (270.0)                                                                  (270.0)
                                                -----------       ------          ------          ------    -----------  -----------
    Total shareholders' equity................     2,105.9        --              --               101.7        --          2,207.6
                                                -----------       ------          ------          ------    -----------  -----------
                                                 $ 7,884.7     $   118.4       $   (95.6)      $    92.6     $    23.3    $ 8,023.4
                                                -----------       ------          ------          ------    -----------  -----------
                                                -----------       ------          ------          ------    -----------  -----------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                          TENET HEALTHCARE CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MAY 31, 1995
           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                               HISTORICAL
                                               TENET YEAR      HISTORICAL
                                                 ENDED          AMH NINE           TENET          AMH        TENET/AMH
                                                MAY 31,       MONTHS ENDED      ADJUSTMENTS   ADJUSTMENTS     MERGER
                                                  1995      FEBRUARY 28, 1995       (F)           (G)       ADJUSTMENTS
                                               ----------   -----------------   -----------   -----------   -----------
Net operating revenues.......................   $3,318.4        $1,938.3          $(16.6)       $--         $ --
Operating expenses:
  Salaries and benefits......................    1,366.8           716.2            (5.9)
  Supplies...................................      431.5           280.3
  Provision for doubtful accounts............      137.5           138.5            (0.4)
  Other operating expenses...................      759.2           492.6            (6.8)        (73.9)
  Depreciation...............................      164.4            93.9            (0.6)                     (16.9)(j)
  Amortization...............................       30.6            29.5            (0.2)                      17.3(l)
  Restructuring charges......................       36.9         --                (36.9)
                                               ----------       --------        -----------   -----------   -----------
Operating income.............................      391.5           187.3            34.2          73.9         (0.4)
Interest expense, net of capitalized
 portion.....................................     (138.1)         (120.2)          --                         (76.6)(n)
Investment earnings..........................       27.5             2.6           --                          (3.2)(r)
Equity in earnings of unconsolidated
 affiliates..................................       28.4         --                 (0.1)
Minority interest in income of consolidated
 subsidiaries................................       (9.4)           (3.3)            0.4
Net gain on disposals of facilities and long-
 term investments............................       29.5         --                (29.5)
                                               ----------       --------        -----------   -----------   -----------
Income from continuing operations before
 income taxes................................      329.4            66.4             5.0          73.9        (80.2)
Taxes on income..............................     (135.0)          (41.3)           (2.0)        (18.7)        24.5(s)
                                               ----------       --------        -----------   -----------   -----------
Income from continuing operations............   $  194.4        $   25.1          $  3.0        $ 55.2      $ (55.7)
                                               ----------       --------        -----------   -----------   -----------
                                               ----------       --------        -----------   -----------   -----------
Earnings per common share from continuing
 operations, fully diluted...................   $   1.06
                                               ----------
                                               ----------
Weighted average number of shares
 outstanding, fully diluted (in 000's).......    190,139                                                     24,799(u)
                                               ----------                                                   -----------
                                               ----------                                                   -----------
Ratio of earnings to fixed charges...........        2.7x
                                               ----------
                                               ----------

                                                                                           VENCOR'S
                                                             GENERAL      INTERNATIONAL   ACQUISITION
                                                             HOSPITAL      OPERATIONS         OF
                                               TENET/AMH   ACQUISITIONS     DIVESTED      HILLHAVEN     PRO FORMA    PRO FORMA

                                               COMBINED        (H)             (I)           (C)       ADJUSTMENTS   COMBINED

                                               ---------   ------------   -------------   ----------   -----------   ---------

Net operating revenues.......................  $5,240.1       $370.0         $(203.4)       $--        $ --          $5,406.7

Operating expenses:
  Salaries and benefits......................   2,077.1        170.8           (80.7)                                 2,167.2

  Supplies...................................     711.8         85.4           (17.8)                                   779.4

  Provision for doubtful accounts............     275.6         23.9            (0.9)                                   298.6

  Other operating expenses...................   1,171.1         39.5           (51.1)                                 1,159.5

  Depreciation...............................     240.8         26.5           (14.0)                   (13.6)(k)       239.7

  Amortization...............................      77.2       --                (1.9)                     2.2(m)         77.5

  Restructuring charges......................     --          --              --                                        --

                                               ---------      ------      -------------   ----------   -----------   ---------

Operating income.............................     686.5         23.9           (37.0)                    11.4           684.8

Interest expense, net of capitalized
 portion.....................................    (334.9)        (7.1)            5.8                      7.1(o)       (320.0)

                                                                                                         29.4(p)
                                                                                                        (20.3)(q)
Investment earnings..........................      26.9       --                (0.8)         (6.8)                      19.3

Equity in earnings of unconsolidated
 affiliates..................................      28.3       --                (0.6)        (15.9)                      11.8

Minority interest in income of consolidated
 subsidiaries................................     (12.3)      --                 6.4                                     (5.9)

Net gain on disposals of facilities and long-
 term investments............................     --          --              --                                        --

                                               ---------      ------      -------------   ----------   -----------   ---------

Income from continuing operations before
 income taxes................................     394.5         16.8           (26.2)        (22.7)      27.6           390.0

Taxes on income..............................    (172.5)                        10.4           6.6      (17.3)(t)      (172.8)

                                               ---------      ------      -------------   ----------   -----------   ---------

Income from continuing operations............  $  222.0       $ 16.8         $ (15.8)       $(16.1)    $ 10.3        $  217.2

                                               ---------      ------      -------------   ----------   -----------   ---------

                                               ---------      ------      -------------   ----------   -----------   ---------

Earnings per common share from continuing
 operations, fully diluted...................                                                                        $   1.05

                                                                                                                     ---------

                                                                                                                     ---------

Weighted average number of shares
 outstanding, fully diluted (in 000's).......                                                                         214,938

                                                                                                                     ---------

                                                                                                                     ---------

Ratio of earnings to fixed charges...........                                                                             2.0x

                                                                                                                     ---------

                                                                                                                     ---------


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                          TENET HEALTHCARE CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE QUARTER ENDED AUGUST 31, 1994
           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                HISTORICAL        HISTORICAL
                                               TENET QUARTER      AMH QUARTER
                                                   ENDED             ENDED            TENET       TENET/AMH
                                                AUGUST 31,        AUGUST 31,       ADJUSTMENTS     MERGER
                                                   1994              1994              (F)       ADJUSTMENTS
                                               -------------   -----------------   -----------   -----------
Net operating revenues.......................   $     662.8        $  638.2          $(16.6)       $--
Operating expenses:
  Salaries and benefits......................         283.2           234.0            (5.9)
  Supplies...................................          80.6            92.1
  Provision for doubtful accounts............          26.1            47.4            (0.4)
  Other operating expenses...................         150.1           137.8            (6.8)
  Depreciation...............................          34.3            30.9            (0.6)         (5.6)(j)
  Amortization...............................           3.6            10.0            (0.2)          5.7(l)
                                               -------------         ------        -----------   -----------
Operating income.............................          84.9            86.0            (2.7)         (0.1)
Interest expense, net of capitalized
 portion.....................................         (17.7)          (40.0)                        (25.5)(n)
Investment earnings..........................           6.0             0.8                          (1.1)(r)
Equity in earnings of unconsolidated
 affiliates..................................           6.3                            (0.1)
Minority interest expense in income of
 consolidated subsidiaries...................          (2.0)           (0.9)            0.4
Net gain on disposals of facilities and
 long-term investments.......................          29.5                           (29.5)
                                               -------------         ------        -----------   -----------
Income from continuing operations before
 income taxes................................         107.0            45.9           (31.9)        (26.7)
Taxes on income..............................         (43.0)          (19.0)           12.4           8.2(s)
                                               -------------         ------        -----------   -----------
Income from continuing operations............   $      64.0        $   26.9          $(19.5)       $(18.5)
                                               -------------         ------        -----------   -----------
                                               -------------         ------        -----------   -----------
Earnings per common share from continuing
 operations, fully diluted...................   $      0.36
                                               -------------
                                               -------------
Weighted average number of shares
 outstanding, fully diluted (in 000's).......       180,153                                        33,157(u)
                                               -------------                                     -----------
                                               -------------                                     -----------
Ratio of earnings to fixed charges...........           5.0x
                                               -------------
                                               -------------

                                                                                           VENCOR'S
                                                             GENERAL      INTERNATIONAL   ACQUISITION
                                                             HOSPITAL      OPERATIONS         OF
                                               TENET/AMH   ACQUISITIONS     DIVESTED      HILLHAVEN     PRO FORMA    PRO FORMA

                                               COMBINED        (H)             (I)           (C)       ADJUSTMENTS   COMBINED

                                               ---------   ------------   -------------   ----------   -----------   ---------

Net operating revenues.......................  $1,284.4       $ 92.5         $ (49.5)       $--        $ --          $1,327.4

Operating expenses:
  Salaries and benefits......................     511.3         42.7           (20.3)                                   533.7

  Supplies...................................     172.7         21.4            (4.5)                                   189.6

  Provision for doubtful accounts............      73.1          6.0            (0.2)                                    78.9

  Other operating expenses...................     281.1          9.9           (11.8)                                   279.2

  Depreciation...............................      59.0          6.6            (3.2)                    (3.4)(k)        59.0

  Amortization...............................      19.1                         (0.5)                     0.6(m)         19.2

                                               ---------       -----          ------         -----      -----        ---------

Operating income.............................     168.1          5.9            (9.0)                     2.8           167.8

Interest expense, net of capitalized
 portion.....................................     (83.2)        (1.8)            1.9                      1.8(o)        (79.1)

                                                                                                          7.3(p)
                                                                                                         (5.1)(q)
Investment earnings..........................       5.7                         (0.3)         (1.2)                       4.2

Equity in earnings of unconsolidated
 affiliates..................................       6.2                         (0.1)         (3.2)                       2.9

Minority interest expense in income of
 consolidated subsidiaries...................      (2.5)                         1.7                                     (0.8)

Net gain on disposals of facilities and
 long-term investments.......................
                                               ---------       -----          ------         -----      -----        ---------

Income from continuing operations before
 income taxes................................      94.3          4.1            (5.8)         (4.4)       6.8            95.0

Taxes on income..............................     (41.4)                         1.9           1.3       (4.3)(t)       (42.5)

                                               ---------       -----          ------         -----      -----        ---------

Income from continuing operations............  $   52.9       $  4.1         $  (3.9)       $ (3.1)    $  2.5        $   52.5

                                               ---------       -----          ------         -----      -----        ---------

                                               ---------       -----          ------         -----      -----        ---------

Earnings per common share from continuing
 operations, fully diluted...................  $   0.26                                                              $   0.25

                                               ---------                                                             ---------

                                               ---------                                                             ---------

Weighted average number of shares
 outstanding, fully diluted (in 000's).......   213,310                                                               213,310

                                               ---------                                                             ---------

                                               ---------                                                             ---------

Ratio of earnings to fixed charges...........                                                                             2.0x

                                                                                                                     ---------

                                                                                                                     ---------


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                          TENET HEALTHCARE CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE QUARTER ENDED AUGUST 31, 1995
           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                HISTORICAL                                                  VENCOR'S
                                               TENET QUARTER                   GENERAL     INTERNATIONAL   ACQUISITION
                                                   ENDED          TENET       HOSPITAL      OPERATIONS         OF
                                                AUGUST 31,     ADJUSTMENTS   ACQUISITIONS    DIVESTED      HILLHAVEN     PRO FORMA
                                                   1995            (F)           (H)            (I)           (C)       ADJUSTMENTS
                                               -------------   -----------   -----------   -------------   ----------   -----------
Net operating revenues.......................   $   1,283.9      $--           $ 87.2         $ (33.9)       $--        $ --
Operating expenses:
  Salaries and benefits......................         502.2                      39.9           (15.0)
  Supplies...................................         178.7                      20.6            (3.9)
  Provision for doubtful accounts............          67.3                       5.7            (0.1)
  Other operating expenses...................         281.6                       9.2            (7.4)
  Depreciation...............................          61.4                       6.2            (2.2)                    (3.4)(k)
  Amortization...............................          18.8                                      (0.2)                     0.6(m)
                                               -------------   -----------      -----          ------         -----      -----
Operating income.............................         173.9                       5.6            (5.1)                     2.8
Interest expense, net of capitalized
 portion.....................................         (77.1)                     (1.8)            0.3                      1.8(o)
                                                                                                                           4.4(v)
                                                                                                                          (5.1)(q)
Investment earnings..........................           7.3                                      (0.2)         (1.7)
Equity in earnings of unconsolidated
 affiliates..................................           6.9                                      (0.1)         (3.9)
Minority interest in income of consolidated
 subsidiaries................................          (5.6)                                      1.5
Net gain on disposals of facilities and
 long-term investments.......................         123.5      (123.5)
                                               -------------   -----------      -----          ------         -----      -----
Income from continuing operations before
 income taxes................................         228.9      (123.5)          3.8            (3.6)         (5.6)       3.9
Taxes on income..............................        (110.6)       64.1           0.1             1.3           1.6       (3.0)(t)
                                               -------------   -----------      -----          ------         -----      -----
Income from continuing operations............   $     118.3      $(59.4)       $  3.9         $  (2.3)       $ (4.0)    $  0.9
                                               -------------   -----------      -----          ------         -----      -----
                                               -------------   -----------      -----          ------         -----      -----
Earnings per common share from continuing
 operations, fully diluted...................   $      0.56
                                               -------------
                                               -------------
Weighted average number of shares
 outstanding, fully diluted (in 000's).......       215,839
                                               -------------
                                               -------------
Ratio of earnings to fixed charges...........           3.4x
                                               -------------
                                               -------------


                                               PRO FORMA
                                               ---------
Net operating revenues.......................  $1,337.2
Operating expenses:
  Salaries and benefits......................     527.1
  Supplies...................................     195.4
  Provision for doubtful accounts............      72.9
  Other operating expenses...................     283.4
  Depreciation...............................      62.0
  Amortization...............................      19.2
                                               ---------
Operating income.............................     177.2
Interest expense, net of capitalized
 portion.....................................     (77.5)

Investment earnings..........................       5.4
Equity in earnings of unconsolidated
 affiliates..................................       2.9
Minority interest in income of consolidated
 subsidiaries................................      (4.1)
Net gain on disposals of facilities and
 long-term investments.......................
                                               ---------
Income from continuing operations before
 income taxes................................     103.9
Taxes on income..............................     (46.5)
                                               ---------
Income from continuing operations............  $   57.4
                                               ---------
                                               ---------
Earnings per common share from continuing
 operations, fully diluted...................  $   0.27
                                               ---------
                                               ---------
Weighted average number of shares
 outstanding, fully diluted (in 000's).......   215,839
                                               ---------
                                               ---------
Ratio of earnings to fixed charges...........       2.1x
                                               ---------
                                               ---------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The Unaudited Pro Forma Condensed Combined Statements of Operations for the quarter ended August 31, 1994 and the year ended May 31, 1995 do not give effect to certain cost savings that may be realized as a result of the Merger, estimated by Tenet management to be approximately $60.0 million annually beginning in fiscal 1996 (before any severance or other costs of implementing such efficiencies). The anticipated savings are based on estimates and assumptions made by Tenet that are inherently uncertain, though considered reasonable by Tenet, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. There can be no assurance that such savings, if any, will be achieved.

    The adjustments to arrive at the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

(a)        To  reflect the September  29, 1995 acquisition  of certain assets  and liabilities of
           Providence  under  the  purchase  method  of  accounting.  The  assets  acquired   and
           liabilities  assumed in this transaction are  recorded at their estimated fair values.
           The excess of the aggregate purchase price of $80.3 million (including the purchase or assumption of  working capital)  over the  estimated  fair values  of the  net  assets acquired  is $28.0 million, which  will be amortized on  a straight-line basis over 40 years. The acquisition  of Providence was  financed using a  portion of the  Company's
           Senior Revolving Debt.
(b)        To reflect the divestiture of the Company's holdings in Australia and Malaysia and the probable  sale of the Company's holdings in Thailand, which sale currently is pending.
           These holdings are classified as assets held for sale at August 31, 1995. The  Company realized  net proceeds of approximately $68.3 million from the sale of its holdings in
           Australia, approximately $12.0 million from the  sale of its holdings in Malaysia  and expects  to realize  net cash  consideration of  approximately $20.8  million from the probable sale  of its  holdings  in Thailand.  Pursuant to  the  terms of  the  Credit
           Agreement,  75%  of the  net proceeds  from the  divestiture of  these assets  must be applied to the prepayment of  the Senior Term Debt and  the balance applied to  reduce the amount outstanding under the Company's Senior Revolving Debt.
(c)        To  reflect Vencor's acquisition of Hillhaven, pursuant to which each Hillhaven common share was exchanged for 0.935 share of  Vencor Common Stock. Tenet had held  8,878,147 shares of Hillhaven Common Stock and had accounted for its interest in Hillhaven using the  equity method of  accounting. As a  result of Vencor's  acquisition of Hillhaven,
           Tenet received 8,301,067 shares of Vencor Common Stock in exchange for its interest in
           Hillhaven. Because Tenet owns less than 20% of Vencor and does not have the ability to exercise significant influence  over Vencor, Tenet  will account for  its interest  in
           Vencor  in accordance with  SFAS No. 115 and  will adjust the  carrying value of these securities to market value at the end of each accounting period. In addition, as  part
           of   Vencor's  acquisition  of   Hillhaven,  Tenet  received   cash  consideration  of
           approximately $91.8 million upon  the redemption of its  Hillhaven Series C  Preferred
           Stock  and Hillhaven Series D Preferred Stock. These proceeds, net of certain expenses related to  the  transaction, were  applied  to repay  secured  bank loans  under  the
           Company's  Credit  Agreement. In  connection with  Vencor's acquisition  of Hillhaven,
           Tenet recognized a  net gain  on the exchange  of securities  of approximately  $101.7 million,  which  gain has  not been  reflected  in the  Unaudited Pro  Forma Condensed
           Combined  Statements  of  Operations.  The  Unaudited  Pro  Forma  Condensed  Combined
           Statements  of Operations reflect  adjustments made to eliminate  the dividends on the
           Hillhaven   Series   C   and   Series   D    Preferred   Stock   as   well   as    the

           Company's  equity in the earnings of Hillhaven that had been recognized by Tenet using the equity  method  of accounting  for  investments in  unconsolidated  affiliates.  A summary of this adjustment follows:
             Fair value of Vencor Common Stock on exchange date..................................
                                                                                          $257.3
             Carrying value of Hillhaven Common and Preferred Stock.....................     (164.7)
                                                                                          ---------
             Net increase in investments and other assets...............................       92.6
             Cash  consideration  received upon  the  redemption of  Hillhaven Preferred
               Stock....................................................................       91.8
             Transaction fees and expenses..............................................      (10.0)
                                                                                          ---------
             Pretax gain on exchange....................................................      174.4
             Provision for income taxes ($64.4 million of which is deferred)............      (72.7)
                                                                                          ---------
             Increase in other shareholders' equity.....................................  $   101.7
                                                                                          ---------
                                                                                          ---------
(d)        To reflect the  October 1995 Senior  Notes Offering,  which notes were  priced to  yield
           8.68%,  and the application  of the net  proceeds therefrom to  repay secured bank loans under the Company's  Credit Agreement, which  loans had an  average historical  interest rate  of 7.3%. Debt issuance costs of $13.3  million incurred with respect to the Senior
           Notes Offering will be  amortized over the  life of the notes.  See "Historical and  Pro
           Forma Capitalization."
(e)        To  reflect the consummation  of this Offering  and the application  of the net proceeds therefrom as described  under "Use of  Proceeds." Debt issuance  costs of $10.0  million incurred with respect to this Offering will be amortized over the life of the Notes. See
           "Historical and Pro Forma Capitalization."
(f)        To  adjust the results  of operations of Tenet  to reflect: (i) the  August 1994 sale of approximately 75% of  the common  stock of TRC;  (ii) the  elimination of  restructuring charges  recorded by Tenet of  $36.9 million; and (iii)  the elimination of nonrecurring gains on disposals of  facilities and long-term investments  recorded by Tenet of  $29.5 million  in the quarter  ended August 31, 1994  and $123.5 million  in the quarter ended
           August 31, 1995.
(g)        To eliminate  nonrecurring  costs  recorded  by  AMH  in  connection  with  the  Merger, principally  related to the buy-out of  employee stock options ($49.3 million), employee benefit costs ($12.1 million), and professional fees ($12.4 million).
(h)        To reflect the historical  operations of Mercy+Baptist prior  to its acquisition by  the
           Company  in August 1995  as well as  the historical operations  of Providence, which was acquired by the Company in September 1995.
(i)        To reflect  the  divestiture of  the  Company's  Mount Elizabeth  Hospital,  East  Shore
           Hospital  and related  healthcare businesses  in Singapore,  and a  related net  gain of approximately $123.5 million, as well as the sale of the Company's holdings in Australia and Malaysia and the  probable sale of  the Company's holdings  in Thailand, which  sale currently  is  pending. In  fiscal 1995,  the divested  international operations  of the
           Company generated net operating revenues and EBITDA of $203.4 million and $52.9 million, respectively. In  fiscal 1994,  these operations  generated net  operating revenues  and
           EBITDA  of $175.2 million and $46.3  million, respectively. Capital expenditures related to these operations were $50.0 million in fiscal 1995 and $28.7 million in fiscal 1994.
(j)        To adjust  AMH depreciation  expense for  the nine  months ended  February 28,  1995  as follows:
             To  reflect  additional  depreciation  on the  stepped-up  values  of AMH's
               buildings and equipment..................................................  $     2.3
             To conform  the  estimated  useful  lives of  the  acquired  buildings  and
               equipment to the lives used by Tenet.....................................      (19.2)
                                                                                          ---------
               Net decrease in depreciation expense.....................................  $   (16.9)
                                                                                          ---------
                                                                                          ---------
           The adjustments made for the quarter ended August 31, 1994 are equal to one third of the amounts above.

(k)        To  adjust depreciation expense to reflect the estimated fair value of the buildings and equipment acquired in the purchases of Mercy+Baptist and Providence, and to conform  the estimated useful lives of the acquired buildings and equipment to those used by Tenet.
(l)        To  reflect amortization of the excess of the purchase price of AMH over the fair values of the net assets acquired using the straight-line method over 40 years.
(m)        To reflect the amortization  of the excess  of the purchase  price of Mercy+Baptist  and
           Providence  over  the  estimated fair  values  of  the net  assets  acquired,  using the straight-line method over 40 years.
(n)        To adjust interest expense, including the amortization of deferred financing costs  over the  term of the related  indebtedness, for the nine months  ended February 28, 1995, as follows:
             Secured bank  loans  under  the Credit  Facility  (aggregate  principal  of
               $2,021.6 million)........................................................  $   113.2
             9 5/8% Senior Notes due 2002 (aggregate principal of $300.0 million).......       22.3
             10 1/8% Senior Notes due 2005 (aggregate principal of $900.0 million)......       70.1
             To  reduce  interest expense  to  give effect  to  the refinancing  and the
               repayment  of  certain  indebtedness   in  connection  with  the   Merger
               (aggregate principal of $1,701.9 million at a weighted average historical
               interest rate of 9.6%)...................................................     (124.4)
             To reduce interest expense to reflect the amortization of the adjustment to
               fair value of AMH indebtedness not refinanced............................       (4.6)
                                                                                          ---------
               Net increase in interest expense.........................................  $    76.6
                                                                                          ---------
                                                                                          ---------
           The adjustments made for the quarter ended August 31, 1994 are equal to one third of the amounts above. The interest rates used are the actual rates on the dates borrowed.
(o)        To  reflect the elimination of historical interest expense incurred by Mercy+Baptist and by Providence in connection with indebtedness not assumed by Tenet.
(p)        To reflect the reduction in interest expense for  the year ended May 31, 1995, from  the application  of an  aggregate of  $402.2 million in  net proceeds  from (y)  the sale of certain of the Company's international assets, as described in notes (b) and (i)  above, and  (z)  the redemption  of the  Company's Series  C  and Series  D Preferred  Stock of
           Hillhaven, as described in note (c) above, to repay secured bank loans under its  Credit
           Agreement with an average historical interest rate of 7.3%. The adjustments made for the quarter ended August 31, 1994, are equal to one-fourth the annual amount. See note (v).
(q)        To  reflect  interest expense  on borrowings  under  the Senior  Revolving Debt,  with a
           weighted  average  interest  rate  of  7.3%,   used  to  finance  the  acquisitions   of
           Mercy+Baptist and Providence, as well as to reflect the consummation of the Senior Notes
           Offering and this Offering as follows:

             Borrowings under Senior Revolving Debt:
               To  finance the  acquisition of  Mercy+Baptist and  Providence (aggregate
                 principal of $302.9 million)...........................................  $    22.1
               Reduction in interest due to Mercy+Baptist and Providence cash flows.....       (2.1)
             Incremental interest on consummation of:
               8 5/8% Senior Notes due 2003 (aggregate principal of $500.0 million).....        6.6
             Reduction of interest on consummation of:
               5.5% Exchangeable  Subordinated Notes  due 2005  (aggregate principal  of
                 $350.0 million)........................................................       (6.3)
                                                                                          ---------
               Net increase in interest expense.........................................  $    20.3
                                                                                          ---------
                                                                                          ---------
           The  adjustments  made for  the quarterly  periods  are equal  to one-fourth  the annual amount.

(r)        To reflect an estimated reduction of interest income related to a lower balance of  cash and cash equivalents available for investment.
(s)        To reflect income taxes at an assumed rate of 39% on the pro forma adjustments described in  notes  (j),  (n) and  (r)  above. Amortization  of  goodwill  in the  Merger  is not deductible for tax purposes.
(t)        To reflect income taxes at an assumed rate of 39% on the pro forma adjustments described in notes (h), (k), (m), (o), (p) and (q) above.
(u)        Represents  the  additional  weighted  average  common  shares  that  would  have   been
           outstanding upon consummation of the Merger.
(v)        To  reflect the reduction in interest expense for the quarter ended August 31, 1995 from the application of an aggregate of $402.2 million  in net proceeds from (y) the sale  of certain  of the Company's international assets, as described in notes (b) and (i) above, and (z)  the redemption  of the  Company's  Series C  and Series  D Preferred  Stock  of
           Hillhaven,  as described in note (c) above, to repay secured bank loans under its Credit
           Agreement with an average historical interest rate of 7.3%, as follows:
             Three month adjustment as calculated in note (p) above.....................  $     7.3
             Less:adjustment for interest income on proceeds of $243.3 million  received
               in June 1995 from sale of Singapore (two months @ 7.3%)..................       (2.9)
                                                                                          ---------
             Net reduction in interest expense..........................................  $     4.4
                                                                                          ---------
                                                                                          ---------

                                     VENCOR


    According to Vencor's publicly available documents, Vencor operated an integrated network of healthcare services primarily focused on the needs of the elderly, including, at September 30, 1995, 35 hospitals, 311 nursing centers, a contract services business which provides respiratory therapy and subacute services primarily to nursing centers, 56 retail and institutional pharmacy outlets and 23 retirement communities with 3,122 apartments. The Vencor Common Stock is described in Vencor's Registration Statement on Form 8-A, filed with the Commission on January 22, 1992, and Vencor's Preferred Stock Purchase Rights are described in Vencor's Registration Statement on Form 8-A, filed with the Commission on July 21, 1993, and in a Current Report on Form 8-K filed with the Commission on August 12, 1995.


    Vencor is subject to the informational requirements of the Exchange Act. Accordingly, Vencor files reports, proxy statements and other information with the Commission under file number 1-10989. Copies of such reports, proxy statements and other information may be inspected and copied at the Commission locations listed under "Available Information" and at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The following are the reports filed by Vencor with the Commission since December 31, 1994: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Vencor 10-K") filed with the Commission on March 29, 1995; (ii) Amendment to the Vencor 10-K on Form 10-K/A filed with the Commission on August 12, 1995; (iii) the portions of the Vencor Proxy Statement for the Annual Meeting of Shareholders held on May 9, 1995, filed with the Commission on March 31, 1995, that have been incorporated by reference into the Vencor 10-K; (iv) the portions of the Vencor Annual Report to Shareholders for the fiscal year ended December 31, 1994, filed with the Commission on March 30, 1995, that have been incorporated by reference into the Vencor 10-K; (v) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 filed with the Commission on May 11, 1995, August 15, 1995 and November 15, 1995, respectively; (vi) Amendment to the Quarterly Report for the quarter ended March 31, 1995 on Form 10-Q/A filed with the Commission on August 12, 1995; and (vii) Current Reports on Form 8-K filed with the Commission on April 24, 1995, May 5, 1995, August 12, 1995, August 23, 1995, September 1, 1995 and November 29, 1995. The Company undertakes to provide a reference in its quarterly and annual periodic reports to Vencor's Exchange Act reports filed with the Commission.

                  RELATIONSHIP BETWEEN THE COMPANY AND VENCOR

    At November 30, 1995, the Company owned 8,301,067 shares of Vencor Common Stock which represented approximately 11.8% of the outstanding Vencor Common Stock, with sole voting and investment power over all such shares. In addition, the Company and Vencor have entered into various intercompany transactions and arrangements. The Company believes that it is not an affiliate of Vencor. The Company currently holds certain registration rights in connection with the shares of Vencor Common Stock that it owns. Pursuant to the terms of the indenture governing the Notes, however, the Notes are not exchangeable, except in certain circumstances, into the underlying shares of Vencor Common Stock until November 6, 1997. Accordingly, as a subsequent sale of Vencor Common Stock would be permitted at that time under certain exemptions to registration, at this time the Company does not anticipate exercising such rights. In the event an effective registration statement of Vencor filed with the Commission would be required in order for the Company to deliver Vencor Common Stock in connection with an exercise by a holder of Notes of their exchange rights, the Company would exercise its registration rights to cause an effective registration statement of Vencor to be on file with the Commission covering the delivery of such Vencor Common Stock. If such registration statement is not effective, the Company will pay such holder cash, in lieu of delivering such Vencor Common Shares.

    Vencor has no obligation with respect to the Notes or amounts to be paid to the holders of the Notes, including any obligation to take into consideration for any reason the needs of the Company or the holders, other than normal fiduciary duties to Tenet as a shareholder. Vencor will not receive any of the proceeds of the Offering of the Notes made hereby and is not responsible for the determination of the time of, prices for or quantities of the Notes to be issued or the optional redemption of such Notes.

    Pursuant to an agreement, dated as of August 22, 1995, between the Company, Hillhaven and Vencor (the "Three Party Agreement"), Vencor agreed to provide the Company with registration rights for all of the Vencor Common Stock received by the Company pursuant to Vencor's acquisition of Hillhaven. The Three Party Agreement provides that Vencor will bear certain costs and expenses incurred in connection with up to three registrations requested by the Company of the Company's shares of Vencor Common Stock, and, in connection with any offering pursuant to such a request, that Vencor will indemnify the Company, its affiliates, its officers and directors, each underwriter and each person who controls any such underwriter within the meaning of Section 15 of the Securities Act, against certain liabilities, including liabilities under the Securities Act. The Three Party Agreement also provides that the Company shall not, for the period ending seven years following the consummation of the Hillhaven Acquisition, (i) acquire additional shares of Vencor Common Stock, (ii) participate in any solicitation of proxies with respect to Vencor Common Stock,
(iii) participate in a group with respect to Vencor Common Stock, (iv) deposit its shares of Vencor Common Stock into a voting trust or (v) otherwise act to seek to control or influence Vencor.


    On January 31, 1990, the Company and Hillhaven entered into a Guarantee Reimbursement Agreement (the "Guarantee Reimbursement Agreement") which provided that the Company guarantee certain liabilities of Hillhaven in consideration for a fee. Upon Vencor's acquisition of Hillhaven, the rights and duties of Hillhaven under the agreement were assumed by Vencor. At May 31, 1995 and 1994, an aggregate total of approximately $182.0 million and $286.0 million, respectively, of long-term debt, leases and contingent liabilities were guaranteed by the Company and the Company received fees of approximately $4.6 million, $6.7 million and $9.6 million during fiscal years 1995, 1994 and 1993, respectively.



    Pursuant to the Management Agreement, dated January 31, 1990, between the Company and Hillhaven (the "Management Agreement"), which Management Agreement was assumed by Vencor, Vencor provides management, consulting and advisory services in connection with the operation of seven nursing centers owned or leased by the Company or its subsidiaries. Under the Management Agreement, the Company must pay management fees and reimburse certain costs and expenses. Such amounts totalled approximately $2.4 million, $2.3 million and $2.3 million in fiscal years 1995, 1994 and 1993, respectively.


    In connection with the Hillhaven spinoff, Hillhaven and Tenet entered into a Tax Sharing Agreement. The Tax Sharing Agreement allocates responsibilities between Hillhaven and Tenet with respect to the filing of federal, state and local income tax returns, the payment of taxes and other matters. The purpose of the Tax Sharing Agreement is to properly allocate responsibility for income taxes on taxable income earned by Hillhaven (including income arising from audit adjustments), to Tenet for periods ending before the spinoff and to Hillhaven for periods ending after the spinoff. Since the IRS audit of Tenet's tax returns for the year of the spinoff has not yet been completed, the Tax Sharing Agreement remains in effect. Pursuant to the terms of the Three Party Agreement, Vencor has assumed Hillhaven's obligations under the Tax Sharing Agreement.

    In connection with the Hillhaven spinoff, Hillhaven and Tenet also entered into a Services Agreement. That Services Agreement permits Hillhaven to participate in Tenet's group purchasing program (in which both Hillhaven and Vencor continue to participate) and provides for each of Hillhaven and Tenet to retain certain documents related to the other for a period of time.

    Vencor is currently leasing certain nursing centers from Health Care Property Partners, a joint venture in which the Company has a minority interest. Lease payments by Vencor to this joint venture amounted to approximately $9.6 million, $9.9 million and $9.7 million for the years ended May 31, 1995, 1994 and 1993, respectively.

    Vencor is operated and managed by Vencor's management completely independent from the Company. The Company does not consider that its ownership of Vencor Common Stock, or any other aspect of its relationship with Vencor, affords it the power to control the management or policies of Vencor, nor that the Company and Vencor are under common control. Accordingly, the Company believes that it is not an affiliate of Vencor.

                PRICE RANGE OF VENCOR COMMON STOCK AND DIVIDENDS

    Vencor Common Stock has been listed and traded on the NYSE under the symbol "VC" since February 4, 1992. Prior to such time, Vencor Common Stock was listed and traded on NASDAQ under the symbol "VCOR". On November 30, 1995, there were approximately 7,800 holders of record of Vencor Common Stock.

    The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sales prices of Vencor Common Stock as reported on the NYSE Composite Tape. The prices in the table for Vencor Common Stock are adjusted to reflect a three-for-two stock split effected on October 25, 1994.


                                                                                   VENCOR COMMON STOCK
                                                                                    -----------------
                                                                                HIGH                 LOW
                                                                             -----------         -----------
1993:
  First quarter.............................................................. $  24  1/8         $  14
  Second quarter.............................................................    19  1/2            13  7/8
  Third quarter..............................................................    20  7/8            13
  Fourth quarter.............................................................    19  7/8            14  3/8
1994:
  First quarter..............................................................    24  7/8            19  1/8
  Second quarter.............................................................    24                 20
  Third quarter..............................................................    30  3/8            22  3/8
  Fourth quarter.............................................................    30  5/8            25  3/4
1995:
  First quarter..............................................................    37                 27  1/8
  Second quarter.............................................................    38                 28  1/2
  Third quarter..............................................................    36  1/4            28  1/4
  Fourth quarter (through December 20).......................................    33  3/8            26  1/4



    On December 20, 1995, the last reported sales price of Vencor Common Stock on the NYSE Composite Tape was $32.625 per share.


    Vencor has not paid a dividend on outstanding shares of Vencor Common Stock.

                              DESCRIPTION OF NOTES

GENERAL

    The Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and The Bank of New York as Trustee (the "Trustee") and will be entitled to the benefits of an escrow agreement (the "Escrow Agreement") between the Company and The Bank of New York, as escrow agent (the "Escrow Agent"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture and Escrow Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." As used in this Description of Notes, the term "Company" refers to Tenet Healthcare Corporation and not to any of its Subsidiaries.


    The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior and Senior Subordinated Debt of the Company. As of October 31, 1995, on a pro forma basis as described above, the aggregate outstanding principal amount of Senior and Senior Subordinated Debt of the Company would have been approximately $3.2 billion. In addition, the Notes will be effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries, which, at October 31, 1995 on a pro forma basis, would have been approximately $1.5 billion (excluding trade payables of $242.0 million at October 31, 1995). See "Historical and Pro Forma Capitalization."


    The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the Notes. The Notes effectively will be subordinated to all outstanding Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of Notes to participate in those assets) effectively will be subordinated to the claims of that subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any Indebtedness of such subsidiary senior to that held by the Company. At August 31, 1995, the outstanding Indebtedness and other obligations of the Company's subsidiaries were approximately $1.4 billion, excluding trade payables of $257.6 million at August 31, 1995, and intercompany Indebtedness.

PRINCIPAL, MATURITY AND INTEREST


    The Notes will be  general unsecured obligations of  the Company limited  in
aggregate  principal amount to $   million and will  mature on           , 2005.
Interest on the Notes will accrue at the rate per annum set forth on the cover page of this Prospectus and will be payable semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 1996, to Holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.


    Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Notes, the Holders of which have given wire transfer instructions, on or prior to the relevant record date, to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by such Holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

EXCHANGE RIGHTS


    The Notes are exchangeable for shares of Vencor Common Stock at any time or from time to time on or after November 6, 1997 and prior to the close of
business on        , 2005,  unless previously  redeemed, at  the Exchange  Rate, subject to adjustment under the circumstances described below and subject to the Company's right to pay cash equal to the Market Price of the shares of Vencor Common Stock for which such Notes are exchangeable in lieu of delivery of such shares as described below. The Notes will be exchangeable prior to November 6, 1997 only in the event of the consummation of a merger, consolidation or liquidation of Vencor pursuant to which all shares of Vencor Common Stock held by the Exchange Agent are converted into or exchanged for cash or other securities registered under the Securities Act. No such early exchange will be permitted prior to the consummation of any such merger, consolidation or liquidation. Accordingly, Holders will not be entitled to vote on any such matters or to dispose of the shares of Vencor Common Stock for which the Notes are exercisable prior to the consummation of such merger, consolidation or liquidation. No payment or adjustment will be made on exchange of any Note for interest accrued thereon or dividends on any shares of Vencor Common Stock; provided that if a Note is surrendered for exchange after the record date for an interest payment and on or before the date for payment of interest, then notwithstanding such exchange, the interest falling due on such interest payment date will be paid to the person in whose name the Note is registered at the close of business on such record date. In the event the Notes are called for redemption, the exchange rights will terminate at the close of business on the business day preceding the redemption date (or, in the case of a call for redemption within ten days following a tender or exchange offer for shares of Vencor Common Stock (or any other securities deliverable upon exchange) on the last business day preceding the fifteenth day after the mailing of the notice of redemption).


    In order to exercise the right of exchange, the Holder of any Note must surrender his or her Note at the office or agency of the Company maintained for such purpose in New York, New York, which initially will be the corporate trust office of the Escrow Agent. Each Note to be surrendered must be accompanied by written notice to the Company and the Escrow Agent that the Holder elects to exchange such Note. The Indenture provides that delivery of certificates for shares of Vencor Common Stock (and any securities, property or cash apportioned thereto as described below) may be delayed at the request of the Company in order to effectuate the calculations of any adjustment to the number of shares of Vencor Common Stock and securities, property and cash apportioned thereto deliverable upon exchange, to obtain any certificate representing securities to be delivered or to complete any reapportionment of the Vencor Common Stock (and any securities, property or cash apportioned thereto) which is required by the Indenture. No fractional shares of Vencor Common Stock will be delivered on any exchange of Notes and in lieu thereof a cash adjustment based on the Market Price of Vencor Common Stock will be paid. Any shares of Vencor Common Stock, or any other securities or property held in escrow for the benefit of Holders of Notes, remaining in escrow after the expiration of the right to surrender Notes for exchange and when all other obligations of the Company under the Escrow Agreement shall have been satisfied, will be returned to and become the property of the Company and/or its Permitted Transferees, if any (as defined below under "-- Sale or Transfer of Vencor Common Stock") as their interests may appear.


    In lieu of delivering certificates representing shares of Vencor Common Stock or other securities held by the Escrow Agent in exchange for any Notes, the Escrow Agent shall, if so directed by the Company, pay to the Holder surrendering such Notes an amount in cash equal to the Market Price of the shares of Vencor Common Stock or such other securities for which such Notes are exchangeable, plus any cash or other property theretofore apportioned to such shares of Vencor Common Stock. Prior to or concurrently with so directing the Escrow Agent to make any such cash payment, the Company shall deposit with the Escrow Agent the cash so payable.


    The Company or its Permitted Transferee will be entitled to all cash dividends paid on the shares of Vencor Common Stock held for exchange by the Escrow Agent, other than dividends paid pursuant to a plan of liquidation, partial liquidation, recapitalization or restructuring or other extraordinary cash dividends. The Company or its Permitted Transferee also will be entitled to all interest payments on any debt securities held for exchange by the Escrow Agent which are issued in exchange for or with respect to Vencor Common Stock held by the Escrow Agent, including pursuant to any merger or consolidation of Vencor or in connection with any sale of all or substantially all of the assets of Vencor.

    If the number of shares of Vencor Common Stock shall be increased by a stock split or reclassification or by way of a stock dividend or decreased by a reverse stock split, the Exchange Rate will be proportionately adjusted.


    If any distribution of cash, securities or other property is made with respect to the shares of Vencor Common Stock or other property held for exchange by the Escrow Agent (other than cash dividends payable on the shares of Vencor Common Stock and interest paid on debt securities to which the Company or its Permitted Transferee is entitled as described above, the distributions described in the preceding paragraph or any securities or other property received in a merger or consolidation of Vencor or in connection with any sale of all or substantially all of the assets of Vencor as described in the next paragraph) or if transferable subscription rights, options, warrants or other similar rights are granted to the Escrow Agent or the Company or its Permitted Transferee in respect of the shares of Vencor Common Stock or other property held for exchange by the Escrow Agent, the Company will cause any such securities, other property, cash, and rights that it or any Permitted Transferee receives to be deposited with the Escrow Agent and the Escrow Agent will notify the Company of any such securities, other property, cash and rights that it receives. The Company will direct the Escrow Agent, to the extent such securities, other property and rights are transferable, to sell all such securities, other property and rights for cash. The Escrow Agent will hold the cash proceeds for distribution pro rata with the Vencor Common Stock or other securities to be delivered upon exchange. To the extent such securities, other property or rights are nontransferable, the Company, at its option, will either (a) cause such securities, other property or rights to be distributed to the Holders of the Notes, (b) provide the Escrow Agent with funds for the exercise of any such rights, or (c) direct the Escrow Agent to retain such securities, other property or rights for delivery to the Holders of the Notes upon the exchange of such Notes. The Escrow Agent may sell any shares of Vencor Common Stock or other property held for exchange as provided in the Indenture and will apply any cash held for exchange to the reimbursement of the Company for any provision of funds as provided in clause
(b) above.


    In the case of any merger or consolidation of Vencor or any sale of all or substantially all of the assets of Vencor, the Holder of any Note surrendered for exchange thereafter will be entitled to receive the kind and amount of shares of stock and other securities and property receivable upon or in connection with such transaction by a Holder of the number of shares of Vencor Common Stock for which such Note might have been exchanged immediately prior to such transaction, as well as a pro rata share of any cash or property held for exchange by the Escrow Agent in accordance with the preceding paragraph.


    The Company is required to give to Holders of Notes notice, as promptly as practicable after notice is received by the Company, of certain dividends on the shares of Vencor Common Stock required to be held for the benefit of the Holders, the granting by Vencor of certain rights, options or warrants to Holders of shares of Vencor Common Stock, reclassification of the shares of Vencor Common Stock, certain mergers involving Vencor or the sale of all or substantially all of the assets of Vencor and the dissolution, liquidation or winding up of Vencor.


    Any cash held by the Escrow Agent that is deliverable upon exchange of the Notes will be invested in securities issued or guaranteed by the United States of America or any agency or instrumentality thereof, provided that such obligations shall mature by their terms within 12 months following their purchase. Any interest or gain on such investments will be for the benefit of the Company, and the Company will be responsible for any losses on such investments.

    To the extent that Notes are redeemed prior to exchange, the Company and, upon demand of the Company, any applicable Permitted Transferee, will be entitled to receive from the Escrow Agent such number of shares of Vencor Common Stock and such amount of cash or the property, if any, held by the

Escrow Agent for exchange which exceed the number of shares of Vencor Common Stock and amount of cash or other property required to be held by the Escrow Agent for the exchange of all Notes remaining outstanding after such redemption.

    If the Company calls the Notes in whole or in part for redemption with a notice given within ten days after the commencement of a tender offer or exchange offer for shares of Vencor Common Stock (or any other securities deliverable upon exchange), the Company will have the right (but not the obligation) to cause the Escrow Agent to tender for its own account or for the account of a Permitted Transferee shares of Vencor Common Stock (or any other securities deliverable upon exchange) into the offer. The number of shares of Vencor Common Stock tendered may not include the number of shares of Vencor Common Stock deliverable upon exchange of the aggregate principal amount of outstanding Notes after giving effect to such redemption. The Company must, to the extent Notes so called for redemption are surrendered for exchange on or before the last business day preceding the fifteenth day after the mailing of the notice of redemption, cause to be withdrawn from the offer, or otherwise cause to be delivered to the Escrow Agent, a number of shares of Vencor Common Stock sufficient to permit their delivery in exchange for such Notes. The proceeds of the sale of shares of Vencor Common Stock pursuant to any such tender or exchange offer and any shares of Vencor Common Stock returned following the expiration or termination of such offer, which are no longer deliverable in exchange for Notes so called for redemption, will be for the Company's benefit and will not be subject to the Escrow Agreement.

    The Company will not be obligated, however, and the Escrow Agent shall not have the authority, except as described below, to exchange on a voluntary basis (for example, in the context of a cash tender offer) any of the Vencor Common Stock for cash, securities or other property. In certain situations, this could be detrimental to the interests of the Holders of the Notes and might require such Holders to exchange their Notes for shares of Vencor Common Stock in order to participate in any such voluntary exchange. Holders, however, will not have the right to exchange their Notes prior to November 6, 1997, except after the consummation of a merger, consolidation or liquidation of Vencor pursuant to which all shares of Vencor Common Stock held by the Escrow Agent are converted into cash or other securities registered under the Securities Act. Accordingly, Holders will not be able to participate in any voluntary exchange occurring prior to November 6, 1997. In certain circumstances including, without limitation, a cash merger of Vencor, it is possible that the shares of Vencor Common Stock which theretofore might have been received in exchange for the Notes will no longer be available for exchange. In such event, only the cash, securities or other property received upon the exchange of the shares of Vencor Common Stock (exclusive of any interest or dividends payable with respect thereto) will be available upon exchange of the Notes to the Holders thereof.

    The right of a Holder to exchange his or her Note for shares of Vencor Common Stock (or other securities, property or cash) held by the Escrow Agent could be adversely affected in the event of the bankruptcy, insolvency or liquidation of the Company. The shares of Vencor Common Stock (or other securities, property or cash) held by the Escrow Agent will be deemed to be an asset of the Company subject to the claims of its general creditors. The right of a Holder to exchange his or her Note for shares of Vencor Common Stock (or other securities, property or cash) held by the Escrow Agent could be adversely affected in the event of bankruptcy, insolvency or liquidation of a Permitted Transferee if such shares, securities or cash were determined to be an asset of the Permitted Transferee; however, the Company shall remain liable in the event of the bankruptcy, insolvency or liquidation of the Permitted Transferee to perform all of the Company's duties and obligations under the Indenture and the Escrow Agreement.

ESCROW OF EXCHANGE PROPERTY

    Prior to the issuance of the Notes, the Company will deposit the shares of Vencor Common Stock with the Escrow Agent to provide for the exchange of all Notes offered hereby. The Escrow Agent will act as agent for the exchange of Notes. A breach of the Escrow Agreement will not constitute grounds for accelerating the indebtedness evidenced by the Notes, but the Holders and the Trustee will have the remedies provided by the Indenture, including acceleration, for failure by the Company to cause exchange in accordance with the Indenture. The Company and its Permitted Transferee will be entitled to vote their respective shares of the escrowed shares of Vencor Common Stock.

    With certain limited exceptions, amendments and modifications of the Escrow Agreement may be made by the Company and the Escrow Agent with the consent of the Holders of a majority in principal amount of the outstanding Notes, provided that without the consent of each Holder affected thereby no such amendment or modification may affect adversely the right to exchange any Notes for shares of Vencor Common Stock at the rate and upon the terms set forth in the Indenture or reduce the percentage of Notes necessary to amend or modify the Escrow Agreement.

SALE OR TRANSFER OF VENCOR COMMON STOCK

    The Company may, at any time and from time to time in its sole discretion, sell or transfer all or any part of its right, title and interest in the shares of Vencor Common Stock to any wholly owned subsidiary of the Company or any partnership all of the general partners and limited partners of which are the Company and/ or wholly owned subsidiaries of the Company (any of the foregoing are hereinafter referred to as a "Permitted Transferee"); PROVIDED THAT (1) such shares of Vencor Common Stock sold or transferred shall remain subject to the terms and conditions of the Escrow Agreement and the Indenture; (2) any such Permitted Transferee must expressly agree in writing to become bound by the terms and conditions of the Escrow Agreement, as such Escrow Agreement may be amended from time to time, as though such Permitted Transferee were a party thereto; (3) the Company shall notify the Escrow Agent in writing at the time of any such sale or transfer as to the number of shares of Vencor Common Stock so sold or transferred to such Permitted Transferee; and (4) such sale or transfer shall be in compliance with federal and all applicable state and foreign securities laws. Notwithstanding any such sale or transfer, except as otherwise provided by the Escrow Agreement, the Company shall remain liable to perform all of its duties and obligations under the Indenture and the Escrow Agreement.

REGISTRATION OF VENCOR COMMON STOCK UNDER THE SECURITIES ACT

    The Company has agreed that at any time that a Holder of Notes exchanges such Notes for certificates representing shares of Vencor Common Stock and an effective registration statement of Vencor filed with the Commission (or related qualification under state blue sky or securities laws) would be required in order for the Escrow Agent to deliver such shares of Vencor Common Stock in the United States or to a United States Person, the Company will use its reasonable best efforts to ensure that an effective registration statement of Vencor is on file with the Commission covering the delivery of such shares of Vencor Common Stock and any qualification under state blue sky or securities laws required for such delivery is maintained and, in the event such registration statement is not effective or such qualification is not maintained, will direct the Escrow Agent to pay such Holder cash, in lieu of delivering such shares of Vencor Common Stock, in accordance with the provisions of the Indenture.

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior and Senior Subordinated Debt, whether outstanding on the date of the Indenture or thereafter incurred.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the Holders of Senior and Senior Subordinated Debt will be entitled to receive payment in full of all Obligations due in respect to such Senior and Senior Subordinated Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior and Senior Subordinated Debt, whether or not allowed or allowable as a claim in such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior and Senior Subordinated Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior and Senior Subordinated Debt (except that Holders of Notes may receive securities that (i) are subordinated at least to the same extent as the Notes to Senior and Senior Subordinated Debt and any securities issued in exchange for Senior and Senior Subordinated Debt, (ii) are unsecured (except to the extent the Notes are secured), (iii) are not Guaranteed by any Subsidiary of the Company (except to the extent the Notes are so Guaranteed), and (iv) have a Weighted

Average Life to Maturity and final maturity that are not shorter than the Weighted Average Life to Maturity of the Notes or any securities issued to Holders of Senior and Senior Subordinated Debt under the Credit Facility pursuant to a plan of reorganization or readjustment).

    The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior and Senior Subordinated Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior and Senior Subordinated Debt that permits holders of the Designated Senior and Senior Subordinated Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice"), for so long as any Obligations are outstanding under the Credit Facility, from the Representative thereunder and, thereafter, from the holders or Representative of any Designated Senior and Senior Subordinated Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior and Senior Subordinated Debt has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    The Indenture will further require that the Company promptly notify holders of Senior and Senior Subordinated Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are Holders of Senior and Senior Subordinated Debt.

OPTIONAL REDEMPTION

    The Notes will not be subject to redemption prior to         , 1998 and will
be redeemable on such date and thereafter at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), if redeemed during the 12-month period beginning
on         of the years indicated below:

YEAR                                                            PERCENTAGE
--------------------------------------------------------------  -----------
1998..........................................................            %
1999..........................................................            %
2000..........................................................            %
2001..........................................................            %
2002 and thereafter...........................................     100.000%


    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are then listed, or, if the Notes are not so listed, by such method as the Trustee shall deem fair and appropriate; provided that Notes with a principal amount of $1,000 shall not be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under "-- Repurchase at the Option of Holders," the Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of such Change of Control Triggering Event (the "Change of Control Payment Date"). Within 30 days following any Change of Control Triggering Event, the Company will mail, or at the Company's request the Trustee will mail, a notice to each Holder offering to repurchase the Notes held by such Holder pursuant to the procedures specified in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent that such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. There can be no assurance that Tenet will have the financial resources to repurchase the Notes in the event of a Change of Control Triggering Event, particularly if such Change of Control Triggering Event requires the Company to refinance, or results in the acceleration of, other indebtedness. Additionally, a Change of Control
Triggering Event also will result in an acceleration of the indebtedness outstanding under the Credit Agreement. This acceleration will reduce the likelihood that the Company will have the financial resources available to repurchase the Notes.

    Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Credit Agreement prohibits the Company from purchasing any Notes more than twelve months prior to the final maturity thereof, and also provides that certain change of control events with respect to the Company, including a change of control that would enable the Note holders to require the Company to repurchase the Notes, will constitute a default thereunder. See "Description of the Credit Agreement." Any future credit agreements or other agreements relating to Senior and Senior Subordinated Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control Triggering Event occurs at a time when the Company is prohibited from purchasing Notes, such as during an event of default under the Credit Agreement, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

MERGER, CONSOLIDATION OR SALE OF ASSETS


    The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes (A) all the Obligations of the Company under the Notes and the Indenture pursuant to a supplemental Indenture in form reasonably satisfactory to the Trustee and (B) all of the obligations of the Company under the Escrow Agreement; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction.


EVENTS OF DEFAULT AND REMEDIES


    The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes at maturity or otherwise; (iii) failure by the Company to comply with the provisions described under the caption "-- Repurchase at the Option of Holders"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture, the Notes or the Escrow Agreement;
(v) any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee exists on the date of the Indenture or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries and (viii) failure by the Company to comply with the provisions described under the caption "-- Exchange Rights."


    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, all outstanding Notes will become due and payable without further action or notice on the part of the Trustee or any Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee on behalf of the Holders of all of the Notes, may waive any existing Default or Event of Default and its consequence under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

    A "Default" is defined to mean any event that is or with the passage of time or the giving of notice or both would be an Event of Default and a "Payment Default" is defined to mean any failure to pay any scheduled installment of interest or principal on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy and is therefore unenforceable.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for such Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) make any change in the Indenture regarding the exchange rights other than to increase the Exchange Rate, (v) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration), (vi) make any Note payable in money other than that stated in the Notes, (vii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

REPORTS

    The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent certified public accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

CONCERNING THE TRUSTEE

    The Indenture will contain certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

    Set forth are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. The Company believes that it is not an affiliate of Vencor.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means  (i) in the  case of a  corporation, corporate  stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group (as such term is used in

Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a Person or group who, prior to such transaction, held a majority of the voting power of the voting stock of the Company, (ii) the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company, by way of merger or consolidation or otherwise, or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred, in which case a holder's ability to obtain the benefit of a Change of Control Offer may be impaired. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control Triggering Event.

    "CHANGE OF CONTROL TRIGGERING EVENT" means the occurrence of both a Change of Control and a Rating Decline.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT FACILITY" means that certain Credit Agreement by and among the Company and Morgan Guaranty Trust Company of New York and the other banks that are party thereto, providing for $1.8 billion in aggregate principal amount of senior term debt and up to $500.0 million in aggregate principal amount of senior revolving debt, including any related notes, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

    "DESIGNATED SENIOR AND SENIOR SUBORDINATED DEBT" means (i) so long as any Obligations are outstanding under the Credit Facility, such Obligations and (ii) thereafter, any other Senior and Senior Subordinated Debt the principal amount of which is $100.0 million or more and that has been designated by the Company as "Designated Senior and Senior Subordinated Debt."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts or currency swap agreements and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such person of any indebtedness of any other Person.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).


    "MARKET PRICE" means, with respect to any exchange, the average of the Sales Prices of the Vencor Common Stock (or other securities held by the Escrow Agent) for the five Business Day period (appropriately adjusted to take into account the occurrence during such period of certain events that would result in an adjustment of the Exchange Rate with respect to the Vencor Common Stock or any Exchange Security) commencing on the first Business Day after delivery by the Company or the Escrow Agent of notice to the Holders that the Company has elected to pay cash in lieu of delivering shares of Vencor Common Stock (or other securities deliverable upon such exchange) in exchange for any Notes. Because the Market Price is determined after delivery of the exchange notice, Holders of Notes bear the market risk with respect to the value of Vencor Common Stock (or other property deliverable upon such exchange) from the date of delivery of such notice until the date of determination of such Market Price. The period between the date of delivery by a holder of a notice of exchange and the date of determination of the Market Price may not exceed seven Business Days.


    "MOODY'S" means Moody's Investors Services, Inc. and its successors.

    "OBLIGATIONS"    means   any    principal,   interest,    penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "RATING AGENCIES" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

    "RATING CATEGORY" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P, 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

    "RATING DATE" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

    "RATING DECLINE" means the occurrence on or within 90 days after the date of the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of: (a) in the event the Notes are rated by either Moody's or S&P on the Rating Date as Investment Grade, a decrease in the rating of the Notes by both Rating Agencies to a rating that is below Investment Grade, or (b) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the Notes by either Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).


    "SALE PRICE" means with respect to the Vencor Common Stock (or any other Security held by the Company), for any given day, the closing sale price (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one bid or asked prices, the average of the average bid and average asked prices) on such day of the Vencor Common Stock (or any other Security held by the Company) reported on the New York Stock Exchange Composite Tape or, in the event the Vencor Common Stock (or any other Security held by the Company) is not listed on a national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System, or, if no such price is available, the market value of the Vencor Common Stock (or any other Security held by the Company) on such day determined in such manner as shall be satisfactory to the Company, which shall be entitled to rely for such purpose on the advice of any firm of investment bankers or securities dealers having familiarity with the Vencor Common Stock (or any other Security held by the Company). Notwithstanding the foregoing, the Sale Price shall be adjusted to reflect the occurrence of any of the events that has resulted in an adjustment of the Exchange Rate if the Sale Price as calculated above has not been appropriately adjusted to reflect the occurrence of such event.


    "SENIOR AND SENIOR SUBORDINATED DEBT" means any Indebtedness of the Company, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and all Obligations with respect to any such Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior and Senior Subordinated Debt will not include (w) any liability for Federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates or (y) any trade payables.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

    "S&P" means Standard & Poor's Corporation and its successors.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person (or any combination thereof).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                      DESCRIPTION OF THE CREDIT AGREEMENT

    Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), Bank of America N.T.&S.A., The Bank of New York and Bankers Trust Company (collectively, the "Arranging Agents") and a syndicate of other lenders (the "Lenders") provide the Company with the $2.3 billion credit agreement (the "Credit Agreement") expiring in 2001 consisting of (i) the six-and-a-half year amortizing senior term debt (the "Senior Term Debt") originally in the aggregate principal amount of $1.8 billion, and (ii) the six-and-a-half year $500.0 million senior revolving debt (the "Senior Revolving Debt"), with a letter of credit option not to exceed $100.0 million. The Arranging Agents also provide a separate letter of credit facility to the Company in an aggregate principal amount of approximately $91.0 million, upon terms substantially similar to the Credit Agreement (the "Metrocrest Letter of Credit Facility"). The Metrocrest Letter of Credit Facility replaced a previous letter of credit facility established in connection with certain bonds issued by Metrocrest Hospital Authority as part of the financing of two hospitals operated by subsidiaries of the Company. The Notes will be subordinated to the Company's obligations under the Credit Agreement and the Metrocrest Letter of Credit Facility.

    INTEREST RATE. Loans under the Credit Agreement bear interest, at the option of the Company, at either (i) a base rate equal to the higher of the rate announced from time to time by Morgan Guaranty as its prime rate or the daily federal funds rate plus 50 basis points plus, in each case, an interest margin ranging from zero to 50 basis points based on the ratio of the Company's consolidated net earnings before interest, taxes, depreciation and amortization and other noncash charges to interest expense and the ratio of the Company's consolidated total debt to the Company's consolidated net earnings before interest, taxes, depreciation and amortization and other noncash charges or (ii) the London interbank offered rate (as adjusted for certain reserve requirements) for 1-, 2-, 3- or 6-month periods plus an interest margin ranging from 50 to 150 basis points based on the respective levels of the same ratios. Commitment fees also will be payable to each Lender based on the unused amount of such Lender's commitment to make loans at rates ranging from 18.75 basis points to 50 basis points as determined by reference to the same ratios.

    SECURITY. The Company's obligations under the Credit Agreement are secured by a first priority lien on (i) the capital stock of the Company's present and future direct subsidiaries, (ii) all indebtedness owed to the Company by its subsidiaries and (iii) the capital stock of the Company's subsidiaries that own equity investments in Westminster and Vencor.

    MANDATORY PAYMENTS. The Company must make quarterly mandatory payments on the Senior Term Debt in each fiscal year in the annual amounts set forth below:

                                        AS OF NOVEMBER 30, 1995
                                     ------------------------------
YEAR ENDED MAY 31,                   HISTORICAL    AS ADJUSTED (1)
-----------------------------------  -----------  -----------------
1996...............................   $   133.1       $   133.1
1997...............................       177.5           177.5
1998...............................       222.5           222.5
1999...............................       312.5           312.5
2000...............................       357.5           357.5
2001...............................       402.5            62.5

------------------------
(1) Adjusted to reflect repayment of the Senior Term Debt from the net proceeds of this Offering.

    Additional prepayments will be required from the proceeds of certain events, including the sale of certain assets and offerings of equity securities. The Credit Agreement also requires the repayment of Senior Revolving Debt (without a corresponding reduction in revolving loan commitments) with a portion of proceeds of a sale or other disposition of the equity investments in Vencor or Westminster or of the Company's international subsidiaries, up to an aggregate of $200.0 million; thereafter, all of the remaining proceeds of such sales must be applied to prepay the installments of the Senior Term Debt. All mandatory prepayments of the Senior Term Debt shall be applied in inverse order of maturity until the installments due on August 31, 2001 and in fiscal year 2001 are paid in full and then to the remaining installments on a pro rata basis.

    COVENANTS. The following summary of certain provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, including the definitions therein of certain terms used below. A copy of the Credit Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Credit Agreement includes various affirmative, negative and financial covenants, including, without limitation, (i) restrictions on disposition of assets and the making of acquisitions and other investments, (ii) prohibitions on the prepayment, redemption or defeasance of the Notes, other subordinated indebtedness and certain other indebtedness, (iii) limitations on debt incurrence and lien incurrence, (iv) prohibitions on dividends and stock repurchases, (v) limitations on mergers and changes of business and (vi) a minimum adjusted consolidated net worth requirement, a minimum fixed charge coverage ratio and a maximum leverage ratio. More specifically, the Credit Agreement provides that neither the Company nor any Included Subsidiary (as defined in the Credit Agreement) will prepay, defease or purchase any Debt (as defined in the Credit Agreement, which definition includes the Notes) of the Borrower or any Included Subsidiary. The minimum consolidated net worth that the Company must maintain is the sum of (a) $1,700,000,000, plus (b) 75% of positive consolidated net income for each fiscal quarter ended after November 30, 1995, plus (c) 100% of the amount by which the Company's consolidated stockholders' equity is increased after November 30, 1994, as a result of any issuance or sale of equity interests (other than the common stock delivered to AMH's shareholders in connection with the Merger). The Credit Agreement requires the Company to maintain a fixed charge coverage ratio of 2.25 to 1 through November 30, 1996;
2.35 to 1 from December 1, 1996 through November 30, 1997; 2.5 to 1 from December 1, 1997 through November 30, 1998; and 3.0 to 1 thereafter. The Credit Agreement also requires that the ratio of (i) Total Debt (as defined in the Credit Agreement) to (ii) Consolidated EBITDA (as defined in the Credit Agreement) for the four then most recent fiscal quarters will not be greater than 3.9 to 1 through November 30, 1995; 3.5 to 1 from December 1, 1995 through November 30, 1996; 3.0 to 1 from December 1, 1996 through November 30, 1997; 2.5 to 1 from December 1, 1997 through November 30, 1998; 2.25 to 1 from December 1, 1998 through November 30, 1999; and 2.01 to 1 thereafter. The Company currently is in compliance with the financial covenants set forth in the Credit Agreement.

    EVENTS OF DEFAULT. Events of default under the Credit Agreement include various events of default customary for such type of agreement including, without limitation, events of default for failure to pay principal or interest when due (subject, in the case of interest, to specified grace periods), breach of a representation or warranty, failure to comply with a covenant, the continuance of a default under any other indebtedness exceeding $25.0 million, including the Notes, a change in control of the Company and the cessation of any lien on any of the collateral under the Credit Agreement as a perfected first priority lien.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes the material Federal income tax consequences of investing in the Notes. This discussion is for original purchasers of the Notes and is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be relevant to particular noteholders in light of their individual investment circumstances, such as persons holding Notes as a hedge or as part of a straddle, or to certain types of noteholders subject to special tax rules (E.G., financial institutions, insurance companies, tax-exempt organizations, and foreign persons), nor does it discuss any aspects of state, local or foreign tax law consequences. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended. Each prospective investor is urged to consult his tax advisor regarding the specific Federal, state, local, and foreign income and other tax consequences of the acquisition, holding, exchanging, or otherwise disposing of Notes.


    In the opinion of Skadden, Arps, Slate, Meagher and Flom, tax counsel to the Company ("Tax Counsel"), the following disclosure, based on the foregoing discussion, constitutes, in all material respects, a fair and accurate discussion of the Federal income tax consequences that are likely to be material to a purchaser of the Notes.



    GENERAL. There is no precise legal authority that addresses the Federal income tax treatment of exchangeable debt instruments with characteristics similar to the Notes. The Internal Revenue Service, however, currently is reviewing the proposed original issue discount regulations applicable to "contingent payment" debt instruments, which, when issued in final form, may address the tax treatment of exchangeable debt instruments with characteristics similar to the Notes. The Company believes, based on the advice of Tax Counsel, that the following discussion describes the most appropriate tax treatment of the Notes based on the legal authorities that are presently available. Prospective investors should note that there are possible alternative treatments that may have different results for investors, including some that may be less favorable. In addition, final original issue discount regulations may require different treatment and results. Accordingly, each prospective investor should consult his tax advisor regarding the potential alternative tax treatments of the Notes.



    In the opinion of Tax Counsel, the treatment of the Notes as a "unit" for Federal income tax purposes (as discussed below) is the most appropriate treatment based on the legal authorities that are presently available. Because there is no precise legal authority that addresses the specific Federal income tax treatment of an exchangeable debt instrument such as the Notes, however, Tax Counsel is unable to opine definitively that the Notes will be treated as a "unit." If the Notes were not treated as a unit, the Notes would be treated as an integrated debt instrument for Federal income tax purposes. In such event,
(i) the original issue discount discussion set forth below would not be applicable assuming that the issue price of the Notes was equal to the principal amount due at maturity and (ii) the Federal income tax treatment of the Notes upon a sale, an exchange of Notes for Vencor Common Stock, or an exchange of Notes for cash would be as discussed below. The following discussion assumes that the Notes will be treated as a unit for Federal income tax purposes.



    The Notes will be treated, for Federal income tax purposes, as a unit composed of a debt component (I.E., the stated interest payments and the principal amount due at maturity) (the "Debt Component") and an option component (I.E., the exchange feature) (the "Option Component"). The issue price of the Notes will be apportioned to each of these components in accordance with their relative fair market value on the date of issuance. For this purpose, the Company has determined that for each $1,000.00 principal amount of Notes, $ will be apportioned to the Debt Component and $ will be apportioned to the Option Component. This issue price allocation will likely be binding upon a holder of a Note, for Federal income tax purposes, unless such holder adopts a different allocation that is explicitly disclosed on his Federal income tax return timely filed for the year in which the Note is acquired.


    ORIGINAL ISSUE DISCOUNT. The Debt Component will be treated as issued with original issue discount, for Federal income tax purposes, in an amount equal to the excess of the principal amount due at maturity over the issue price of the Debt Component. Holders will be required to include original issue discount in ordinary income over the period that they hold the Notes in advance of the receipt of the cash attributable thereto. The amount of original issue discount to be included in income will be determined using a constant yield method, which will result in a greater portion of such discount being included in income in the later part of the term of the Notes. Any amount included in income as original issue discount will increase both the adjusted issue price of, and a holder's tax basis in, the Debt Component.


    SALE. A holder will recognize a gain or loss upon a sale or other taxable disposition of a Note (other than pursuant to the holder's exercise of the right to exchange the Note for Vencor Common Stock (the "Exchange Right") as discussed below) in an amount equal to the difference between the amount realized from the disposition and the holder's aggregate adjusted tax basis in the Note (I.E., the holder's aggregate adjusted tax basis in the Debt Component and the Option
Component). Such gain or loss should be a capital gain or loss, and will be long-term if the Note has been held for more than one year. It is possible, however, that the contingent payment original issue discount regulations, when finalized, may require that all or a portion of such gain be treated as additional interest income that would be subject to tax as ordinary income. In the opinion of Tax Counsel, the treatment of gain recognized upon the disposition of a Note as "capital gain" income is the most appropriate treatment based on the legal authorities that are presently available. Because final original issue discount regulations addressing the treatment of contingent interest have yet to be promulgated, however, Tax Counsel is unable to opine definitively on the tax treatment of such gain.



    EXCHANGE OF NOTES FOR STOCK. The exchange of a Note for Vencor Common Stock pursuant to the Exchange Right should be treated, for Federal income tax purposes, as a taxable disposition of the Note and, accordingly, a holder should recognize a gain or loss on the consummation of the exchange in an amount equal to the difference between the fair market value of the Vencor Common Stock received and the holder's aggregate adjusted tax basis in the Note (as described above). Such gain or loss should be a capital gain or loss, which will be long-term if the Note has been held for more than one year. The adjusted tax basis in the Vencor Stock received pursuant to the exchange will be equal to the fair market value of the Vencor Stock at the time of the exchange and the holding period for such stock will commence the day following the date of exchange. In the opinion of Tax Counsel, the treatment of the exchange of a Note for Vencor Common Stock as a taxable disposition of the Note is the most likely treatment under the legal authorities that are presently available. Because there is no precise legal authority that addresses whether such an exchange will constitute a taxable exchange for Federal income tax purposes, however, Tax Counsel is unable to opine definitively that such an exchange will be treated as a taxable disposition of the Notes. In addition, and for the reasons discussed above, although Tax Counsel believes that the character of any such gain recognized in the exchange should be "capital gain" income, Tax Counsel is unable to opine definitively on such treatment.



    EXCHANGE OF NOTES FOR CASH. If the holder tenders a Note to the Company pursuant to the Exchange Right and the Company elects to settle the exchange with cash rather than with the Vencor Common Stock, a holder will recognize gain or loss in an amount equal to the difference between the amount of cash received in the exchange and the holder's aggregate adjusted tax basis in the Note (as described above). Although not free from doubt and assuming that the Note is treated as a unit for Federal income tax purposes, (i) a portion of the gain equal to the difference between the aggregate adjusted issue price of the Debt Component and the face amount of the Note should be treated as additional interest income and (ii) any gain in excess thereof should be treated as capital gain, which will be long-term if the Note has been held for more than one year. If the Note were treated as an integrated debt instrument, any gain recognized in the exchange should be treated as a capital gain, which will be long-term if the Note has been held for more than one year. It is possible, however, that, regardless of whether the Note is treated as a "unit" or an integrated debt instrument for Federal income tax purposes, the contingent payment original issue discount regulations, when finalized, may require that all or a portion of such gain be treated as additional interest income subject to tax as ordinary income. Because final original issue discount regulations addressing the treatment of contingent interest have yet to be promulgated, Tax Counsel is unable to opine definitively on the tax treatment of such gain.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch" and, together with DLJ, the "Underwriters"), each of the Underwriters has severally agreed to purchase from the Company, and
the Company has agreed to sell to each of the Underwriters, $          aggregate
principal amount of Notes set forth opposite its name below, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount:

                                                                                  PRINCIPAL
                                                                                  AMOUNT OF
UNDERWRITER                                                                         NOTES
------------------------------------------------------------------------------  --------------
Donaldson, Lufkin & Jenrette Securities Corporation...........................  $
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated........................................................
                                                                                --------------
                                                                                $
                                                                                --------------
                                                                                --------------

    The Underwriting Agreement provides that the obligations of the several Underwriters are subject to certain conditions precedent, including the approval of certain legal matters by counsel. The Company has agreed to indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof. The nature of the Underwriters' obligations is such that the Underwriters are committed to purchase all of the Notes if any of the Notes are purchased by them.

    The Underwriters have advised the Company that they propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a concession not to exceed % of the principal amount of the Notes. The Underwriters may reallow discounts not in excess of % of the principal amount of the Notes to certain other dealers. After the initial public offering of the Notes, the offering price and other selling terms may be changed by the Underwriters.

    The Underwriters may not make any sales or series of sales of Notes with an aggregate principal amount exceeding $ (convertible into Vencor Common Stock representing more than 2.5% of the voting power of the outstanding Vencor Common Stock) to any person or related groups of persons who would immediately thereafter own or have the right to acquire more than 5% of the voting power of the outstanding Vencor Common Stock.

    The Notes have been approved for listing, subject to official notice of issuance, on the NYSE under the symbol "THC D 05." Nevertheless, the Notes are new issues of securities, have no established trading market and may not be widely distributed. The Company has been advised by the Underwriters that, following the completion of this Offering, the Underwriters presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters, however, are under no obligation to do so and may discontinue any market-making activities at any time at the sole discretion of the Underwriters. No assurance can be given as to the liquidity of any trading market for the Notes.

    DLJ has provided and is currently retained to provide certain investment banking services to the Company for which it has received and is entitled to receive usual and customary fees. DLJ acted as financial advisor to the Company in connection with the Merger and the related transactions and with respect to the Company's investment in Hillhaven, for which it received usual and customary fees. In addition, DLJ was the lead manager of the Senior Notes Offering.

                                 LEGAL MATTERS

    Certain legal matters as to the validity of the Notes offered hereby will be passed upon for the Company by Woodburn and Wedge, Reno, Nevada. Certain legal matters in connection with this Offering will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. With respect to certain matters governed by Nevada law, Skadden, Arps, Slate, Meagher & Flom and Davis Polk & Wardwell will rely on the opinion of Woodburn and Wedge, Reno, Nevada.

                                    EXPERTS

    The consolidated financial statements and schedule of Tenet Healthcare Corporation as of May 31, 1995 and 1994, and for each of the years in the three-year period ended May 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the consolidated financial statements refers to a change in the method of accounting for income taxes in 1994.

    The consolidated financial statements of American Medical Holdings, Inc. and American Medical International, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended August 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES OFFERED HEREBY OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           2
Prospectus Summary.............................           3
Risk Factors...................................          10
Use of Proceeds................................          17
Historical and Pro Forma Capitalization........          17
Ratio of Earnings to Fixed Charges.............          17
Pro Forma Financial Information................          18
Vencor.........................................          27
Relationship Between the Company and Vencor....          27
Price Range of Vencor Common Stock and
 Dividends.....................................          29
Description of Notes...........................          30
Description of the Credit Agreement............          43
Certain Federal Income Tax Consequences........          45
Underwriting...................................          47
Legal Matters..................................          48
Experts........................................          48

                                     [LOGO]

                          TENET HEALTHCARE CORPORATION

                                  $350,000,000
                    % EXCHANGEABLE SUBORDINATED NOTES DUE 2005

                               -----------------

                                   PROSPECTUS

                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
                                   SECURITIES CORPORATION

                              MERRILL LYNCH & CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee and the NASD filing fee. The Company will bear all of such expenses.

SEC registration fee..............................................  $ 120,690
NASD filing fee...................................................     30,500
Rating Agency Fee.................................................    100,000
Blue sky fees and expenses........................................     30,000
Printing and engraving expenses...................................    200,000
Legal fees and expenses...........................................    250,000
Accounting fees and expenses......................................     50,000
Trustee fees......................................................     15,000
Miscellaneous.....................................................      3,810
                                                                    ---------
    Total.........................................................  $ 800,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the Nevada General Corporation Law ("Nevada Law") provides generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 78.751 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

    Article X of the Restated Articles of Incorporation, as amended, of the Registrant and Article IX of the Restated By-Laws, as amended, of the Registrant provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada Law. The Registrant has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements are intended to provide a contractual right to indemnification, to the maximum extent permitted by law, for expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by applicable law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth under Nevada Law or the Restated Articles of Incorporation, as amended, of the Registrant. Such agreements are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Registrant's Restated Articles of Incorporation, as amended.

    Section 78.037 of the Nevada Law provides that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (ii) under
Section 78.300 of the Nevada Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock).

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS


        1.1* Form of Underwriting Agreement between the Company and the Underwriters
        4.1* Form of Indenture between the Company and Bank of New York, as Trustee, relating to the Notes (including the form of certificate representing the Notes)
        4.2* Form  of Escrow Agreement  between the Company  and Bank of  New York, as Escrow
              Agent, relating to the Vencor Common Stock
        5.1* Opinion of Woodburn and Wedge
        8.1  Opinion of Skadden, Arps, Slate, Meagher & Flom re: tax matters
       10.1* $2,300,000,000 Credit  Agreement,  dated as  of  February 28,  1995,  among  the
              Company,  the Lenders party thereto, Morgan Guaranty Trust Company of New York,
              Bank of America National  Trust and Savings Association,  The Bank of New  York
              and  Bankers  Trust Company,  as Arranging  Agents,  and Morgan  Guaranty Trust
              Company of  New York,  as Administration  Agent (Incorporated  by reference  to
              Exhibit 10(a) to the Registrant's Quarterly Report on Form 10-Q dated April 14,
              1995)
       10.2* Form  of Amendment No. 1  to the Credit Agreement, dated  as of August 31, 1995, among the Company, Morgan Guaranty Trust  Company of New York, Bank of  America
              N.T.&S.A.,  The Bank of New  York, Bankers Trust Company  and the other lenders parties thereto (Incorporated by reference to Exhibit 10.1 to the  Registrant's
              Amendment  No. 1  to the Registration  Statement on Form  S-3, Registration No.
              33-62591, dated September 26, 1995)
       11.1* Statement of Computation of Per Share Earnings for the three fiscal years  ended
              May  31, 1995 (incorporated by reference to  Exhibit 11 to the Company's Annual
              Report on Form 10-K for the fiscal year ended May 31, 1995)
       11.2* Statement of Computation of Per Share Earnings for the quarters ended August 31,
              1994 and  1995  (incorporated by  reference  to  Exhibit 11  to  the  Company's
              Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995)
       11.3* Statement  of Computation of  Pro Forma Per  Share Earnings for  the fiscal year ended May 31, 1995 and the quarters ended August 31, 1994 and 1995
       12.1* Statement of Computation of Ratios of Earnings to Fixed Charges
       12.2* Statement of Computation of Pro Forma Ratios of Earnings to Fixed Charges
       23.1* Consent of Woodburn and Wedge  (to be included in  the opinion filed as  Exhibit
              5.1)
       23.2  Consent of KPMG Peat Marwick LLP
       23.3* Consent of Price Waterhouse LLP
       23.4  Consent  of Skadden, Arps, Slate, Meagher &  Flom (to be included in the opinion filed as Exhibit 8.1)
       24.1* Power of Attorney (included on page II-4)
       25.1* Statement of Eligibility of  Bank of New  York, as Trustee  with respect to  the
              Notes


------------------------
* Previously filed.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Nevada Law, the Restated Articles of Incorporation, and the Restated Bylaws, as amended, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California on December 26, 1995.


                                          TENET HEALTHCARE CORPORATION

                                          By:      /s/ JEFFREY C. BARBAKOW*

                                          --------------------------------------
                                                   Jeffrey C. Barbakow
                                                  CHAIRMAN OF THE BOARD
                                               AND CHIEF EXECUTIVE OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                    SIGNATURE                                    TITLE                         DATE
--------------------------------------------------  --------------------------------  ----------------------

             /s/ JEFFREY C. BARBAKOW*               Chairman of the Board of          December 26, 1995
     ----------------------------------------        Directors and Chief Executive
               Jeffrey C. Barbakow                   Officer (Principal Executive
                 ATTORNEY-IN-FACT                    Officer)

            /s/ MICHAEL H. FOCHT, SR.*              President, Chief Operating        December 26, 1995
     ----------------------------------------        Officer and Director
              Michael H. Focht, Sr.

            /s/ RAYMOND L. MATHIASEN*               Senior Vice President and Chief   December 26, 1995
     ----------------------------------------        Financial Officer (Principal
               Raymond L. Mathiasen                  Financial and Accounting
                 ATTORNEY-IN-FACT                    Officer)

             /s/ BERNICE B. BRATTER*                Director                          December 26, 1995
     ----------------------------------------
                Bernice B. Bratter

                /s/ JOHN T. CASEY*                  Director                          December 26, 1995
     ----------------------------------------
                  John T. Casey

              /s/ MAURICE J. DEWALD*                Director                          December 26, 1995
     ----------------------------------------
                Maurice J. DeWald

                    SIGNATURE                                    TITLE                         DATE
--------------------------------------------------  --------------------------------  ----------------------

               /s/ PETER DE WETTER*                 Director                          December 26, 1995
     ----------------------------------------
                 Peter de Wetter

             /s/ EDWARD EGBERT, M.D.*               Director                          December 26, 1995
     ----------------------------------------
               Edward Egbert, M.D.

               /s/ RAYMOND A. HAY*                  Director                          December 26, 1995
     ----------------------------------------
                  Raymond A. Hay

               /s/ LESTER B. KORN*                  Director                          December 26, 1995
     ----------------------------------------
                  Lester B. Korn

             /s/ JAMES P. LIVINGSTON*               Director                          December 26, 1995
     ----------------------------------------
               James P. Livingston

              /s/ ROBERT W. O'LEARY*                Director                          December 26, 1995
     ----------------------------------------
                Robert W. O'Leary

             /s/ THOMAS J. PRITZKER*                Director                          December 26, 1995
     ----------------------------------------
                Thomas J. Pritzker

            /s/ RICHARD S. SCHWEIKER*               Director                          December 26, 1995
     ----------------------------------------
               Richard S. Schweiker

         *By:         /s/ SCOTT M. BROWN
       -----------------------------------
                  Scott M. Brown
                 ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


                                                                                                            SEQUENTIALLY
EXHIBIT                                                                                                       NUMBERED
NUMBER                                               DESCRIPTION                                                PAGE
------     -----------------------------------------------------------------------------------------------  ------------
    1.1*   Form of Underwriting Agreement between the Company and the Underwriters........................
    4.1*   Form of Indenture between the Company and Bank of New York, as Trustee, relating to the Notes
            (including the form of certificate representing the Notes)....................................
    4.2*   Form of Escrow Agreement between the Company and Bank of New York, as Escrow Agent, relating to the Vencor Common Stock.......................................................................
    5.1*   Opinion of Woodburn and Wedge
    8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom re: tax matters
   10.1*   $2,300,000,000 Credit Agreement, dated as of February 28, 1995, among the Company, the Lenders party thereto, Morgan Guaranty Trust Company of New York, Bank of America National Trust and
            Savings Association, The Bank of New York and Bankers Trust Company, as Arranging Agents, and
            Morgan Guaranty Trust Company of New York, as Administration Agent (Incorporated by reference to Exhibit 10(a) to the Registrant's Quarterly Report on Form 10-Q dated April 14, 1995)
   10.2*   Form of Amendment No. 1 to the Credit Agreement, dated as of August 31, 1995, among the
            Company, Morgan Guaranty Trust Company of New York, Bank of America N.T.&S.A., The Bank of New
            York, Bankers Trust Company and the other lenders parties thereto (Incorporated by reference to Exhibit 10.1 to the Registrant's Amendment No. 1 to the Registration Statement on Form S-3,
            Registration No. 33-62591, dated September 26, 1995)
   11.1*   Statement of Computation of Per Share Earnings for the three fiscal years ended May 31, 1995
            (incorporated by reference to Exhibit 11 to the Company's Annual Report on Form 10-K for the
            fiscal year ended May 31, 1995)
   11.2*   Statement of Computation of Per Share Earnings for the quarters ended August 31, 1994 and 1995
            (incorporated by reference to Exhibit 11 to the Company's Quarterly Report on Form 10-Q for
            the fiscal quarter ended August 31, 1995)
   11.3*   Statement of Computation of Pro Forma Per Share Earnings for the fiscal year ended May 31, 1995 and the quarters ended August 31, 1994 and 1995
   12.1*   Statement of Computation of Ratios of Earnings to Fixed Charges
   12.2*   Statement of Computation of Pro Forma Ratios of Earnings to Fixed Charges
   23.1*   Consent of Woodburn and Wedge (to be included in the opinion filed as Exhibit 5.1)
   23.2    Consent of KPMG Peat Marwick LLP...............................................................
   23.3*   Consent of Price Waterhouse LLP
   23.4    Consent of Skadden, Arps, Slate, Meagher & Flom (to be included in the opinion filed as Exhibit
            8.1)
   24.1*   Power of Attorney (included on page II-4)
   25.1*   Statement of Eligibility of Bank of New York, as Trustee with respect to the Notes


------------------------
* Previously filed.